THIS IS A CONFIRMING COPY OF THE REGISTRATION STATEMENT ON FORM S-1
(FILE NO. 33-90648) OF CONAIR CORPORATION FILED IN PAPER FORM ON MARCH 27, 1995.


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 1995

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                               CONAIR CORPORATION
              (Exact name of registrant specified in its charter)

            DELAWARE                            3634                           11-1950030
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                              -------------------

                                150 MILFORD ROAD
                         EAST WINDSOR, NEW JERSEY 08520
                                 (609) 426-1300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                               LEANDRO P. RIZZUTO
                                   PRESIDENT
                               CONAIR CORPORATION
                             1 CUMMINGS POINT ROAD
                          STAMFORD, CONNECTICUT 06904
                                 (203) 351-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                   COPIES TO:

               JAMES M. DUBIN, ESQ.                               DENNIS J. BLOCK, ESQ.
              CARL L. REISNER, ESQ.                                 AKIKO MIKUMO, ESQ.
     PAUL, WEISS, RIFKIND, WHARTON & GARRISON                     WEIL, GOTSHAL & MANGES
           1285 AVENUE OF THE AMERICAS                               767 FIFTH AVENUE
          NEW YORK, NEW YORK 10019-6064                          NEW YORK, NEW YORK 10153
                  (212) 373-3000                                      (212) 310-8000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE


                                                                           PROPOSED
                                                           PROPOSED        MAXIMUM
                                                           MAXIMUM        AGGREGATE        AMOUNT OF
       TITLE OF EACH CLASS OF           AMOUNT TO BE    OFFERING PRICE     OFFERING       REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED(1)    PER SHARE (2)     PRICE (2)         FEE (3)
Class A Common Stock, par value
$0.01...............................     10,000,000         $16.00       $160,000,000      $55,172.00

(1) Includes 1,300,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated under Rule 457(a) solely for purposes of calculating the registration fee.

(3) Calculated pursuant to Rule 457(a) based upon an estimate of the maximum offering price.

                              ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: one to be used in connection with a United States offering, and one to be used in a concurrent international offering. The two prospectuses will be identical in all respects except for the front and back cover pages. Pages to be included in the international prospectus and not the U.S. prospectus are marked "Alternate Page."

                               CONAIR CORPORATION
                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
             SHOWING THE LOCATION IN THE PROSPECTUS OF INFORMATION
              REQUIRED BY ITEMS 1 THROUGH 12, PART I, OF FORM S-1

                REGISTRATION STATEMENT
                ITEM NUMBER AND CAPTION                      LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------

  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page of Prospectus

  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front and Outside Back Cover Page of
                                                     Prospectus; Available Information

  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Prospectus Summary; Investment
                                                     Considerations

  4.  Use of Proceeds............................  Use of Proceeds

  5.  Determination of Offering Price............  Underwriting

  6.  Dilution...................................  Dilution

  7.  Selling Security Holders...................  Not Applicable

  8.  Plan of Distribution.......................  Outside Front Cover Page of Prospectus;
                                                     Underwriting

  9.  Description of Securities to be
        Registered...............................  Prospectus Summary; Description of Capital
                                                     Stock

 10.  Interests of Named Experts and Counsel.....  Inapplicable

 11.  Information with Respect to the
        Registrant...............................  Outside Front Cover Page of Prospectus;
                                                     Prospectus Summary; The Company; Dividend
                                                     Policy; Capitalization; Selected
                                                     Financial Information; Management's
                                                     Discussion and Analysis of Financial
                                                     Condition and Results of Operations;
                                                     Business; Management; Description of
                                                     Capital Stock; Certain Transactions;
                                                     Legal Matters; Financial Statements

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Inapplicable

                  SUBJECT TO COMPLETION, DATED MARCH 27, 1995

PROSPECTUS
                                8,700,000 SHARES

                               CONAIR CORPORATION

                              CLASS A COMMON STOCK

    All of the shares of Class A Common Stock (the "Shares") offered hereby are being sold by Conair Corporation, a Delaware corporation (the "Company"). Of
these Shares,       shares (the "U.S. Shares") are being offered in the United
States (the "U.S. Offering") by the U.S. Underwriters and       shares (the
"International Shares") are being offered concurrently outside the United States (the "International Offering") by the Managers. The public offering price and the underwriting discounts and commissions are identical for both the U.S. Offering and the International Offering (collectively, the "Offering").

    Prior to this Offering, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per Share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company intends to apply for the listing of the Class A Common Stock on the New
York Stock Exchange under the symbol "    ".

    The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock. Holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. The holders of shares of Class A Common Stock are entitled to vote separately as a class to elect 25% of the entire Board of Directors of the Company. All of the outstanding shares
of Class B Common Stock, which will represent approximately    % of the
aggregate voting power of the Company upon completion of this Offering, are beneficially owned by Mr. Leandro P. Rizzuto, Chairman and President of the Company.
                                 --------------

    PROSPECTIVE INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH UNDER "INVESTMENT CONSIDERATIONS" IN CONNECTION WITH THE PURCHASE OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    UNDERWRITING DISCOUNTS      PROCEEDS TO
                                               PRICE TO PUBLIC       AND COMMISSIONS (1)        COMPANY (2)
Per Share..................................      $                       $                       $
Total(3)...................................      $                       $                       $

(1) The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses related to this Offering, which are estimated to
    be approximately $       .

(3) The Company has granted to the U.S. Underwriters and the Managers 30-day options to purchase in the aggregate up to 1,300,000 additional Shares solely to cover over-allotments, if any. If the over-allotment options are exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $   and $   ,
    respectively. See "Underwriting."

                                 --------------

    The U.S. Shares are offered by the several U.S. Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain conditions. The U.S. Underwriters reserve the right to withdraw, cancel or modify the U.S. Offering and to reject orders in whole or in part. It is expected that delivery of the U.S. Shares will be made against payment therefor
on or about            , 1995, at the offices of Bear, Stearns & Co. Inc., 245
Park Avenue, New York, New York 10167.

                                 --------------
BEAR, STEARNS & CO. INC.              MERRILL LYNCH & CO.

                                     , 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         [Space reserved for pictures.]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                 --------------

    CONAIR(R), CUISINART(R), JHERI REDDING(R), PRIMA(R), CONAIRPHONE(R), INFINITI(R), RIVA(R), ELEGANTE(R), GRAND FINALE(R) and EURO COIFFEUR(R) are trademarks of the Company. The mark BaByliss(R) is owned by Babyliss S.A., a wholly-owned subsidiary of the Company. RUSK(R) is a registered trademark of Rusk, Inc., a 50% joint venture between the Company and Mr. Irvine Rusk. The Southwestern Bell name, FREEDOM PHONE(R) and Bell logo are registered marks of Southwestern Bell Telecommunications, Inc. The mark REVLON(R) is owned by Revlon Consumer Products Corporation and the mark VIDAL SASSOON(R) is owned by Richardson-Vicks, Inc., a subsidiary of Procter & Gamble Co.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements (and Notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the U.S. Underwriters' and the Managers' over-allotment options have not been exercised and that the Company's recapitalization and stock split have been completed. The Company's Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, are sometimes collectively referred to in this Prospectus as the "Common Stock." In this Prospectus, unless the context otherwise requires, all references to the "Company" mean Conair Corporation and its consolidated subsidiaries.

                                  THE COMPANY

    The Company is a leading designer, manufacturer and marketer of branded consumer products, including personal care and beauty products, telephones and small kitchen appliances and cookware. The Company's main product groups, principal products and brand names are highlighted in the following table:

       PRODUCT GROUP                    PRINCIPAL PRODUCTS                   BRAND NAMES
- ----------------------------    ----------------------------------    -------------------------
Personal Care Appliances        Hair dryers, curling irons,           CONAIR(R)
                                hairsetters and other beauty and      JHERI REDDING(R)
                                grooming appliances.                  BaByliss(R)
                                                                      REVLON(R)*
                                                                      VIDAL SASSOON(R)*
Consumer Electronics            Consumer cordless and corded          CONAIRPHONETM
                                telephones and answering machines.    Southwestern Bell
                                                                      FREEDOM PHONE(R)*
CUISINART(R) Products           Food processors, mini choppers,       CUISINART(R)
                                cookware and other small kitchen
                                appliances.
Toiletries and Professional     A retail line of liquid hair care     CONAIR(R)
 Salon Products                 products and brushes and a            JHERI REDDING(R)
                                professional line of hair care        RUSK(R)
                                appliances and liquid products.       BaByliss(R)

- ------------

* Pursuant to long-term licenses.

    The Company has achieved significant growth principally through successful introduction of new and enhanced products, long-term brand name licensing and acquisitions. From 1992 through 1994, the Company's net sales grew at a compound annual rate of 20.4%. During this period, operating income margins have increased from 6.0% to 8.0% through low cost manufacturing and sourcing and reduction of overhead expenses as a percentage of sales. The Company's improved operating results, together with a substantial reduction in interest expense, have led to significantly increased earnings.

    The Company believes that the following factors have been key to its revenue and profit growth:

. Strong Market Position--Nearly half of the Company's sales are attributable to products of which it is either the #1 or #2 seller in the United States. The Company is the #1 seller of hair dryers, curling irons and high-end food processors in the United States. The Company is also a leading seller of hair care appliances in Europe.

. Powerful Brand Names--The Company's CONAIR(R), CUISINART(R), Southwestern Bell FREEDOM PHONE(R) and JHERI REDDING(R) brand names are widely recognized in the United States. In 1993, according to a "top brands" survey of mass merchandisers, the CONAIR(R) name was rated #11 among over 1,200 brands. The Company recently acquired the BaByliss(R) brand name and licensed the REVLON(R) and VIDAL SASSOON(R) brand names, which are widely recognized in international markets.

. Innovative Products--The Company derived 40% of its revenues in 1994 from new or enhanced products introduced over the last three years. The Company has been able to introduce new and enhanced products rapidly and inexpensively in response to changing market trends, consumer preferences and technological developments.

. Solid Customer Relationships--The Company has long-standing customer relationships in all principal retail and beauty professional distribution channels and sells to substantially all of the leading retailers in the United States, France and the United Kingdom.

. Effective Distribution Techniques--The Company offers retailers the opportunity to purchase a large number of branded or private label products in multiple product categories that cover broad price point ranges. This and the Company's strong brand names enable the Company to capture greater retail shelf space and solidify its relationship with its customers.

. Quality Products at Competitive Prices--The Company's flexible manufacturing and sourcing have enabled it to supply competitively priced, quality merchandise on a timely basis.

. Successful Acquisitions and Licenses--The Company has supplemented its internal growth through a number of strategic acquisitions and brand licensing arrangements. The Company acquired certain assets of Cuisinarts, Inc. in 1989 and the capital stock of Babyliss S.A. ("Babyliss") in February 1995. Significant exclusive long-term licenses include licenses to sell Southwestern Bell's consumer telephones in the United States and to sell personal care products in selected international markets under the REVLON(R) and VIDAL SASSOON(R) brand names. The Company has used its strong design, manufacturing and marketing capabilities to substantially grow the revenues and profitability of its acquired businesses.

. Professional Heritage and Presence--The Company's professional heritage and strong presence in the professional salon industry help the Company stay current with emerging fashion trends and enhance product acceptance and name brand recognition by retail customers.

    The Company plans to achieve growth domestically through continued new product introductions in existing and related categories, brand licensing and acquisitions. The Company believes that there is significant potential for expansion of its international business. The Company intends to achieve international growth through strategic acquisitions and brand licensing. On February 18, 1995, the Company purchased all of the stock of Babyliss, a leading designer, manufacturer and marketer of personal care appliances to retailers and professional beauty salons in France, the United Kingdom and other parts of Western Europe. See "Business--Recent Acquisition." The acquisition of Babyliss gives the Company immediate access to a strong European distribution capability and a leading European brand name.

                                  THE OFFERING

Shares Offered.............................  8,700,000 shares of Class A Common Stock.
Common Stock Outstanding After the Offering
(1)(2).....................................  shares of Class A Common Stock.
                                             shares of Class B Common Stock.
Use of Proceeds............................  To retire or defease certain long-term debt, including debt incurred to acquire Babyliss,
                                             and for general corporate purposes.

- ------------

(1) Does not include outstanding stock options to purchase      shares of Class
    A Common Stock or restricted stock awards for     shares of Class A Common
    Stock. See "Management--Employees and Directors Stock Plan."

(2) Includes       shares of Class A Common Stock into which the Series A
    Convertible Preferred Stock will be converted concurrently with the Offering.

                         SUMMARY FINANCIAL INFORMATION

    The summary financial information presented below, except as adjusted information, is derived from the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus, except income statement data for the years ended December 31, 1990 and 1991 which are derived from the Company's consolidated financial statements not included herein. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------
                                                                                                    AS
                                                                                                 ADJUSTED
                                            1990       1991       1992       1993       1994     1994 (1)
                                          --------   --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............................  $298,502   $330,125   $361,838   $442,562   $524,398   $
Gross profit............................   102,887    114,150    122,827    144,146    166,411
Operating income........................    15,133     17,161     21,820     28,474     41,814
Net interest expense....................    12,110     13,650     12,374      7,435      8,353
Income before provision for income taxes
 and extraordinary items................     3,023      6,004      9,446     21,039     33,461
Income before extraordinary items (2)...     1,025      2,916      5,085     12,061     20,487
Net income..............................     1,304      2,930      1,219     12,061     20,487   $       (5)
Earnings per share before extraordinary
 items (3)(4)...........................  $          $          $          $          $          $
Earnings per share (3)(4)...............  $          $          $          $          $          $
Weighted average shares (3).............
                                          --------   --------   --------   --------   --------   --------

                                AS OF DECEMBER 31,
                              -----------------------
                                          AS ADJUSTED
                                1994       1994 (1)
                              --------    -----------
                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets.............   $212,188        $
Current liabilities........     65,535
Total assets...............    362,704
Long-term debt.............    100,405
Stockholders' equity.......    175,454           (4)

- ------------

(1) The as adjusted information reflects the consolidated results of operations of the Company for 1994 and the financial position at December 31, 1994 as if the Company (i) had completed the issuance and sale of the Shares and
    (ii) had applied the estimated net proceeds therefrom as described herein under "Use of Proceeds," all as of January 1, 1994, in the case of the Income Statement Data, and as of December 31, 1994, in the case of the Balance Sheet Data.

(2) For all periods, extraordinary items represent gains or losses on the early extingishment of debt.

(3) Excludes      shares of Class A Common Stock issuable upon exercise of
    options outstanding under the Company's stock option plan and     shares of
    Class A Common Stock issued pursuant to restricted stock awards. See "Management-- Employees and Directors Stock Plan."

(4) After deduction of dividends on the Company's Series A Convertible Preferred Stock.

(5) Includes an extraordinary charge of $       (net of tax benefit of
    $       ), including the write-off of deferred financing costs, related to the early extinguishment of debt.

                                  THE COMPANY

    The Company was founded in 1959 by Leandro P. Rizzuto and his parents, who were hair salon professionals, as a supplier to the professional beauty trade. In 1968, the Company introduced its first consumer electrical product and has since become the leading seller of hair dryers in the United States. The Company has expanded its personal care appliance line to include curling irons, hairsetters and grooming products and introduced toiletry products for the retail market. In 1983, the Company commenced selling a line of consumer telephones under the CONAIRPHONETM brand name. In 1993, the Company entered into a long-term licensing arrangement with Southwestern Bell Telecommunications, Inc. ("Southwestern Bell") to market telephones, answering machines and caller ID devices in the United States under the Southwestern Bell FREEDOM PHONE(R) brand name. The Company acquired the CUISINART(R) brand name and certain related operating assets in 1989. In 1993 and 1994, respectively, the Company acquired exclusive rights to manufacture and market certain personal care appliances for the retail and professional markets under the REVLON(R) brand name in Europe and Mexico, and under the VIDAL SASSOON(R) brand name in the Asia Pacific region. In February 1995, the Company acquired all of the stock of Babyliss S.A. ("Babyliss"), a leading designer, manufacturer and marketer of personal care appliances to retailers and professional beauty salons in France, the United Kingdom and other parts of Western Europe.

    In 1985, the Company, which had been a public company since 1972, was taken private in a leveraged buyout and became wholly owned by Mr. Rizzuto. All of the outstanding indebtedness incurred to finance the buyout was retired or defeased by the end of 1992.

    The Company's principal executive offices are located at 150 Milford Road, East Windsor, New Jersey 08520, and its telephone number is (609) 426-1300.

                           INVESTMENT CONSIDERATIONS

    Prospective investors should carefully review the following considerations, in addition to the other information presented in this Prospectus, before purchasing the Shares offered hereby.

IMPORTANCE OF NEW PRODUCTS

    Successful new and enhanced product introductions have been and are expected to remain key to the Company's business. The Company derived 40% of its 1994 revenues from new or enhanced products introduced over the last three years. The growth of the Company has been, and will continue to be, dependent upon a number of factors, including the ability of the Company to introduce new and enhanced products and design innovations and to acquire brand names and enter new product categories. There can be no assurance that the Company will continue to respond in a timely manner to changes in customer preferences or technological changes or that the Company will continue to successfully introduce new or enhanced products.

FOREIGN OPERATIONS AND EXPANSION

    Many of the Company's products are manufactured in foreign countries, including Costa Rica, the People's Republic of China ("PRC"), Hong Kong, Taiwan, Indonesia, Malaysia, Japan, the Philippines, South Korea, Italy, Belgium and Germany. In 1994, approximately 85% of products sold by the Company, as measured by the cost of products, were manufactured by approximately 50 foreign manufacturers and subcontractors, of which approximately 12% were manufactured by the Company's subsidiary in Costa Rica. The Company's arrangements with such foreign manufacturers are subject to the risks of doing business abroad, including risks associated with economic or political instability in countries in which such manufacturers are located, labor strikes, foreign currency fluctuations and potential import restrictions, including the possibility of the loss of most-favored nation status by or retaliatory tariffs imposed on products of countries such as the PRC.

    Although the Company seeks to reduce the risks of foreign production by diversification of its sourcing, the loss of certain foreign manufacturers, inability of certain manufacturers to meet the Company's production needs, loss of access to manufacturers in any particular country and the inability of the Company to remove its tooling, molds and dies from manufacturing facilities in foreign countries could have an adverse impact on the Company's business. The Company is also subject to risks associated with the availability of and time required for the transportation of products from foreign countries, including shipping losses, or the loss of sales that may result from delays or interruptions in shipping.

    As a result of its acquisition of Babyliss, the Company will have an immediate increase in foreign sales and operations. The Company intends to expand its operations in foreign markets in Europe and elsewhere, and will seek to expand Babyliss' business in its existing markets and to enter new markets. There can be no assurance, however, that the Company will be able to successfully integrate Babyliss or to expand its current operations in international markets or enter new markets successfully. Furthermore, such foreign expansion will increase the Company's exposure to the inherent risks of doing business outside the United States, including the risk of foreign currency fluctuations.

RELIANCE ON KEY CUSTOMERS

    The Company's net sales in the aggregate to its five largest customers during the fiscal year ended December 31, 1994 were approximately 34%. Two of the Company's customers, WalMart and Kmart Corp. accounted for approximately 12% and 11%, respectively, of the Company's net sales during the fiscal year ended December 31, 1994. Kmart Corp. has accounted for over 10% of the Company's net sales during each fiscal year since fiscal 1980. Although the Company has long-established relationships with many of its customers, the Company does not have long-term contracts with any of its customers. A decrease in business from any of its major customers could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Customers and Distribution."

RETAIL INDUSTRY

    The Company sells its products through retailers, including mass merchandisers, department and drug stores, electronic stores, discount and variety stores and catalog houses and showrooms. Retail sales depend, in part, on general economic conditions and a significant decline in such conditions could have a negative impact on sales by retailers of the types of products offered by the Company. A significant deterioration in the financial condition of the Company's major customers, or in the retail environment in general, could have a material adverse effect on the Company's sales and profitability. See "Business--Customers and Distribution."

DEPENDENCE ON KEY PERSONNEL

    The Company's senior management, in particular Leandro P. Rizzuto, Chairman and President, Ronald T. Diamond, who manages the Company's consumer appliances and toiletries product groups, and Barry Haber, who manages the Company's consumer electronics and CUISINART(R) product groups, has substantial experience and expertise. The members of the Company's senior management have over 130 years of collective experience in the Company's business. The loss of the services of any of these individuals could adversely affect the Company. The Company currently has an Employment Agreement with Mr. Rizzuto for a term through June 30, 1996 (which is subject to automatic renewals of successive one-year periods), but it does not have employment agreements with the other members of its senior management. See "Management--Employment Agreement." The Company maintains a "key man" life insurance policy for Mr. Rizzuto, but otherwise does not maintain such insurance with respect to any of its other senior managers.

COMPETITION

    The Company's business is highly competitive. Some of the Company's current and potential competitors are larger and have greater financial resources than the Company. The Company's business is not characterized by substantial regulatory or economic barriers to entry of new competitors. A number of factors affect competition in the sale of the Company's products. Among these are brand identification, style, design features, packaging, price, quality, promotion, sales staff and the level of service provided to customers. The importance of these competitive factors varies from customer to customer and from product to product. There can be no assurance that the Company will be able to compete effectively in all or any of its product groups. See "Business--Competition."

ANTI-TAKEOVER EFFECT OF CAPITAL STRUCTURE; CONTROL BY PRINCIPAL STOCKHOLDER

    The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock. While holders of Class A Common Stock are entitled to one vote per share, holders of Class B Common Stock are entitled to ten votes per share. The Class A Common Stock and the Class B Common Stock generally vote together as a single class, except that holders of Class A Common Stock are entitled to vote separately as a class to elect 25% of the number of directors constituting the entire Board of Directors of the Company and the holders of Class B Common Stock are entitled to vote separately as a class to elect the remaining directors. Leandro P. Rizzuto (the "Principal Stockholder"), as trustee of the Leandro P. Rizzuto Revocable Trust, beneficially owns all of the outstanding Class B Common Stock and has the right to vote and dispose of the shares held by the Trust. Upon completion of this
offering, the Principal Stockholder will own approximately       % of the
outstanding shares of the Company's Common Stock and hold approximately       %
of the aggregate voting power of the Company, which will allow him to control all actions to be taken by the stockholders, including the election of 75% of the total number of directors to the Board of Directors. Class B Common Stock is freely convertible into Class A Common Stock on a one-for-one basis and, at such time as the Class B Common Stock constitutes less than 20% of the outstanding shares of Common Stock, all shares of Class B Common Stock will automatically convert into shares of Class A Common Stock. Mr. Rizzuto will be able, at any time, to convert a portion of the shares of Class B Common Stock into Class A Common Stock and obtain the power to elect the directors to be elected by holders of the Class A Common Stock while retaining sufficient shares of Class B Common Stock to elect the remainder of the Board of Directors. This voting control may have the effect of discouraging offers to acquire the Company because the consummation of any such acquisition would require the consent of the Principal Stockholder. In addition, the Board of Directors is authorized to issue shares of preferred stock from time to time with such rights and preferences as the Board may determine. Preferred stock could be issued in the future with terms and conditions that could further discourage offers to acquire the Company. See "Principal Stockholder" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales or issuances of substantial amounts of Class A Common Stock (including shares issued upon the exercise of stock options or the conversion of shares of Class B Common Stock), or the perception that such sales or issuances might occur, could adversely affect prevailing market prices of the Class A Common Stock. Upon
completion of this Offering, the Company will have outstanding       shares of
Class A Common Stock, including the         shares of Class A Common Stock
offered hereby,     shares of Class A Common Stock issued upon the conversion of the Company's Series A Convertible Preferred Stock to the Profit Sharing Plan of
the Company, and       shares of Class A Common Stock issued pursuant to
restricted stock awards granted under the Company's Employees and Directors
Stock Plan (the "Stock Plan"), and          shares of Class B Common Stock. In
addition, options to purchase up to       shares of Class A Common Stock have
been
granted under the Stock Plan. Following this Offering, holders of Class B Common Stock will be eligible to convert their shares into Class A Common Stock and sell such shares without registration pursuant to, and subject to the volume limitations of, Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company and its senior executive officers, including Leandro P. Rizzuto, as beneficial owner of all outstanding shares of Class B Common Stock, have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or rights to acquire such shares or securities convertible into or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the U.S. Underwriters and the Managers. See "Shares Eligible for Future Sale," "Management--Employees and Directors Stock Plan" and "Underwriting."

DILUTION

    Purchasers of Shares will experience immediate and substantial dilution in the net tangible book value per share of Common Stock. See "Dilution."

ABSENCE OF PRIOR MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Class A Common Stock. Although the Company intends to apply for the listing of the Class A Common Stock on the New York Stock Exchange, there can be no assurance that an active or liquid trading market in the Class A Common Stock will develop upon completion of the Offering or, if developed, that it will continue. The initial public offering price of the Class A Common Stock will be determined through negotiations between the Company and the representatives of the U.S. Underwriters and the Managers and may not be indicative of the market price for the Class A Common Stock after the Offering. The market price for shares of Class A Common Stock may be highly volatile depending on news announcements and changes in general market conditions. In recent years, the stock market has experienced extreme price and volume fluctuations. See "Dilution" and "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Shares
offered hereby, assuming an initial public offering price of $      per Share
and after deducting underwriting discounts and commissions and the expenses
related to the Offering, are estimated to be approximately $      .

    The Company intends to use the proceeds of the Offering to reduce its outstanding long-term debt, including debt incurred to acquire Babyliss, in order to increase its financial flexibility and facilitate its future growth. After the application of the proceeds of the Offering, the Company expects to enter into new or amended long-term credit facilities.

    As of December 31, 1994, the Company had long-term indebtedness outstanding (including the current portion thereof) in the aggregate amount of $106,680,000, in the form of industrial development bonds, senior and subordinated notes and mortgage notes. As of March 23, 1995, such indebtedness (including the current portion thereof) had increased to $131,418,000, approximately $32,000,000 of which was incurred in connection with the acquisition of Babyliss. Such indebtedness bears interest at rates ranging from 5.8% to 10% and has varying final maturity dates depending on the nature of the indebtedness. The Company's revolving credit facility has a final maturity of March 2000. The two term loans mature in 1998 and 2004. The various senior and subordinated notes issued by the Company are due in the years 2001 through 2003. The two issues of industrial development bonds mature in 1998 and 2001 and the two issues of mortgage notes mature in 1996 and 1998. For a more complete description of such indebtedness, see "Capitalization" and Note 7 to the Company's Audited Consolidated Financial Statements.

    Until applied to any of the foregoing uses, the net proceeds of the Offering will be invested by the Company in short-term interest-bearing deposit accounts, certificates of deposit or similar financial instruments.

                                DIVIDEND POLICY

    The Company intends to pay quarterly cash dividends on the outstanding
shares of its Common Stock at an initial annual rate of $.      per share. Any
determination to pay such cash dividends, however, will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, capital requirements, rights of holders of preferred stock, contractual restrictions and other factors deemed relevant at that time by the Company's Board of Directors. Shares of Class A Common Stock and Class B Common Stock are equal in respect of rights to dividends and other distributions.

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of the Company and its subsidiaries at December 31, 1994, and as adjusted to give effect to the issuance and sale of the Shares and the application of the estimated net proceeds as set forth herein under "Use of Proceeds."

                                                                            DECEMBER 31, 1994
                                                                         ------------------------
                                                                                          AS
                                                                          ACTUAL     ADJUSTED (1)
                                                                         --------    ------------
                                                                              (IN THOUSANDS)
Long-term debt, including current portion:
  8.05% Industrial Development Bonds..................................   $  3,353      $
  Mortgage Note Payable...............................................      1,881
  Floating Rate Industrial Development Bonds..........................      1,500
  6.25% Promissory Note due 2001......................................      9,188
  7.44% Series A Senior Fixed Rate Notes due 2002.....................     40,000
  6.56% Series B Senior Rate Reset Notes due 2002.....................     10,000
  10% Subordinated Promissory Note due 2003...........................      6,000
  Revolving Credit Loan due 2000 (2)..................................     10,000
  5.8% Term Loan due 1998.............................................      3,133
  6.5% Mortgage Note due 1998.........................................      1,625
  7% Term Loan due 2004...............................................     20,000
  New Credit Agreement................................................          0
                                                                         --------    ------------
    Total long-term debt..............................................    106,680
                                                                         --------    ------------
Stockholders' equity:
Preferred Stock, $.01 par value, authorized--5,000,000 shares;
outstanding--none.....................................................      --           --
Series A Convertible Preferred Stock, $1.00 par value,
  authorized--5,000 shares; outstanding--5,000 shares; none, as
adjusted (3)..........................................................          5
Class A Common Stock, $.01 par value, authorized--         shares;
outstanding--[   ]; [         ] as adjusted (3)(4)(5).................
Class B Common Stock, $.01 par value, authorized--         shares;
outstanding--[         ] shares (5)...................................
Old Common Stock, $100 par value, authorized--5,000 shares;
outstanding--2,814 shares; none, as adjusted (5)......................        281
Additional paid-in capital (5)........................................      7,633
Cumulative translation adjustments....................................        (18)
Retained earnings.....................................................    167,553            (6)
                                                                         --------    ------------
    Total stockholders' equity........................................    175,454
                                                                         --------    ------------
      Total capitalization............................................   $282,134      $
                                                                         --------    ------------
                                                                         --------    ------------

- ------------

(1) See "Use of Proceeds" for the application of the net proceeds from the issuance and sale of the Shares.

(2) Extended from 1997 to the year 2000 in conjunction with the acquisition of Babyliss. (See Note 15 to the Consolidated Financial Statements.)

(3) Reflects the conversion of the Company's Series A Convertible Preferred
    Stock into   shares of Class A Common Stock concurrently with the Offering.

(4) Excludes      shares of Class A Common Stock issuable upon exercise of
    options outstanding under the Company's stock option plan and      shares of
    Class A Common Stock issuable under restricted stock awards (see "Management-- Employees and Directors Stock Plan").

(5) Reflects the recapitalization and stock split of the Company's shares of
    Common Stock, par value $100 per share, into        shares of Class A Common
    Stock, par value $.01 per share, and        shares of Class B Common Stock,
    par value $.01 per share, and the conversion of 2,814 shares of Common
    Stock, par value $100 per share, into        shares of Class B Common Stock.

(6) Includes an extraordinary charge of $       (net of tax benefit of
    $       ), including the write-off of deferred financing costs, related to the early extinguishment of debt. See "Use of Proceeds."

                                    DILUTION

    The net tangible book value of the Company at December 31, 1994 was
approximately $      , or $      per share of Common Stock. "Net tangible book
value per share" represents the amount of total tangible assets less total
liabilities, divided by the       shares of Common Stock assumed to have been
outstanding on December 31, 1994. Without taking into account any changes in net tangible book value subsequent to December 31, 1994, other than to give effect
to       shares of Class A Common Stock into which the Series A Convertible
Preferred Stock will be converted concurrently with the Offering,       shares
of Class A Common Stock issued pursuant to restricted stock awards granted under the Company's stock option plan (see "Management--Employees and Directors Stock Plan"), the sale by the Company of the Shares and the receipt and application of the net proceeds therefrom, as set forth in "Use of Proceeds," and without
giving effect to the exercise of options to acquire       shares of Class A
Common Stock granted under the Company's stock option plan (see "Management--Employees and Directors Stock Plan"), the pro forma net tangible book value of the Company as of December 31, 1994 would have been approximately
$      , or $      per share of Common Stock. This represents an immediate
increase in net tangible book value of $      per share of Common Stock to the
existing stockholder, and an immediate dilution of $      per share of Common
Stock to Shares in the Offering being made hereby, as illustrated in the following table:

Assumed initial public offering price per share...............               $
                                                                             --------
  Net tangible book value per share at December 31, 1994(1)...   $
                                                                 --------
  Increase in net tangible book value per share attributable to the Offering (2).......................................
                                                                 --------
Pro forma net tangible book value per share after the
Offering......................................................
                                                                             --------
Dilution per share to new investors (3).......................               $
                                                                             --------
                                                                             --------

- ------------

(1) Excludes                         .

(2) After deduction of commissions, fees and estimated offering expenses.
    Includes an extraordinary charge of $       (net of tax benefit of
    $       ), including the write-off of deferred financing costs, related to the early extinguishment of debt.

(3) Dilution per share to new investors is determined by subtracting the pro forma net tangible book value per share after the Offering being made hereby from the amount of cash paid by a new investor for a share of Common Stock.

    The following table summarizes on a pro forma basis at December 31, 1994 the differences between the Principal Stockholder and new investors with respect to the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company and the average consideration paid per share (at an assumed initial public offering price of $15.00 per share):

                                               SHARES PURCHASED       TOTAL CONSIDERATION
                                             --------------------    ----------------------   AVERAGE PRICE
                                               NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                             ----------   -------    ------------   -------   -------------
Principal Stockholder......................                      %   $  2,919,000                $
                                                                                                  ------
New Investors..............................                      %   $                           $
                                             ----------   -------    ------------   -------       ------
    Total..................................                 100.0%                   100.0%      $
                                             ----------   -------    ------------   -------       ------
                                             ----------   -------    ------------   -------       ------

    The foregoing table assumes no exercise of outstanding stock options and
does not give effect to       shares of Class A Common Stock into which the
Series A Convertible Preferred Stock will be converted concurrently with the
Offering or       shares of Class A Common Stock issued pursuant to restricted
stock awards granted under the Company's stock option plan. At       , there
were outstanding options to purchase       shares of Class A Common Stock at a
purchase price equal to       and restricted stock awards covering       shares
had been granted. See "Management-- Employees and Directors Stock Plan."

                         SELECTED FINANCIAL INFORMATION

    The selected financial information presented below, except as adjusted information, is derived from, and should be read in conjunction with, the Consolidated Financial Statements (and the Notes thereto) appearing elsewhere herein. The selected income statement and balance sheet data (other than as adjusted data) at and for the periods ended December 31 for each of the years 1990 through 1994 are derived from the consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors, and which in the case of the three most recent fiscal years appear elsewhere herein.

                                                                        YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------------------------
                                                                                                              AS
                                                                                                           ADJUSTED
                                                      1990       1991       1992       1993       1994     1994 (1)
                                                    --------   --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales.........................................  $298,502   $330,125   $361,838   $442,562   $524,398   $
Cost of goods sold................................   195,615    215,975    239,011    298,416    357,987
                                                    --------   --------   --------   --------   --------   --------
Gross profit......................................   102,887    114,150    122,827    144,146    166,411
Selling, general and administrative...............    87,754     96,989    101,007    115,672    124,597
                                                    --------   --------   --------   --------   --------   --------
Operating income..................................    15,133     17,161     21,820     28,474     41,814
Other (income) expense:
Interest expense..................................    14,736     14,320     12,966      7,524      8,511
Interest income...................................    (2,626)      (670)      (592)       (89)      (158)
Gain on sale of buildings.........................     --        (2,493)     --         --         --         --
                                                    --------   --------   --------   --------   --------   --------
                                                      12,110     11,157     12,374      7,435      8,353
Income before provision for income taxes and
 extraordinary items..............................     3,023      6,004      9,446     21,039     33,461
Income tax provision..............................     1,998      3,088      4,361      8,978     12,974
                                                    --------   --------   --------   --------   --------   --------
Income before extraordinary items (2).............  $  1,025   $  2,916   $  5,085   $ 12,061   $ 20,487   $
                                                    --------   --------   --------   --------   --------   --------
                                                    --------   --------   --------   --------   --------   --------
Net income........................................  $  1,304   $  2,930   $  1,219   $ 12,061   $ 20,487   $       (6)
                                                    --------   --------   --------   --------   --------   --------
                                                    --------   --------   --------   --------   --------   --------
Earnings per share before extraordinary items
(3)(4)(5).........................................  $          $          $          $          $          $
Earnings per share (3)(4)(5)......................  $          $          $          $          $          $
Weighted average shares (3)(4)....................
                                                    --------   --------   --------   --------   --------   --------

                                                                             DECEMBER 31,
                                                    ---------------------------------------------------------------
                                                                                                              AS
                                                                                                           ADJUSTED
                                                      1990       1991       1992       1993       1994     1994 (1)
                                                    --------   --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets....................................  $144,859   $157,629   $161,960   $176,154   $212,188
Current liabilities...............................    38,807     42,549     39,628     51,395     65,535
Total assets......................................   291,745    298,879    297,471    310,188    362,704
Long-term debt....................................   100,109    100,332     96,151     87,575    100,405
Stockholders' equity..............................   136,061    138,971    145,030    151,637    175,454

- ------------

(1) The as adjusted information reflects the consolidated results of operations of the Company for 1994 and the financial position at December 31, 1994 as if the Company (i) had completed the issuance and sale of the Shares and
    (ii) had applied the estimated net proceeds therefrom as described herein under "Use of Proceeds," all as of January 1, 1994 in the case of the Income Statement Data and as at December 31, 1994 for the Balance Sheet Data.

(2) For all periods, extraordinary items represent gains or losses on the early extinguishment of debt.

(3) Excludes      shares of Class A Common Stock issuable upon exercise of
    options outstanding under the Company's stock option plan. See "Management--Employees and Directors Stock Plan."

(4) Includes    shares of Class A Common Stock into which the Company expects its Series A Convertible Preferred Stock to be converted concurrently with the Offering.

(5) After deduction of dividends on the Company's Series A Convertible Preferred Stock.

(6) Includes an extraordinary charge of $       (net of tax benefit of
    $       ), including the write-off of deferred financing costs, related to the early extinguishment of debt.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements (and Notes thereto) which appear elsewhere in this Prospectus.

INTRODUCTION

    The Company operates in one industry segment, with revenues primarily derived from the sale of personal care appliances, mainly hair dryers and hairstyling devices, consumer electronics, mainly telephones and telephone-related devices, CUISINART(R) products, such as small kitchen appliances and cookware and consumer toiletries and professional salon products. In recent years, the Company has substantially expanded the range of product categories that it offers through internal growth, as well as licensing arrangements and acquisitions. Most significantly, in 1993, the Company entered into a long-term licensing arrangement with Southwestern Bell to market telephone and telephone-related products in the United States under the Southwestern Bell FREEDOM PHONE(R) name. This arrangement has enabled the Company to diversify and broaden the price point coverage of its consumer electronics products line. In addition, in February 1995, the Company acquired the stock of Babyliss S.A., a leading designer, manufacturer and marketer of personal care appliances in France, the United Kingdom and other parts of Western Europe for approximately $38,000,000 in cash subject to a downward adjustment. Because the acquisition was consummated in February 1995, it is not reflected in the historical figures discussed below. See "Business--Recent Acquisition."

    The following table summarizes the net sales of each of the Company's product groups for the three years ended December 31, 1992, 1993 and 1994.

                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                       PRODUCT GROUP                             1992        1993        1994
- ------------------------------------------------------------   --------    --------    --------
                                                                        (IN THOUSANDS)
Personal Care Appliances....................................   $184,244    $208,063    $227,222
Consumer Electronics........................................     56,648     112,400     149,601
CUISINART(R) Products.......................................     47,311      49,316      56,839
Toiletries and Professional Salon Products..................     73,635      72,783      90,736
                                                               --------    --------    --------
Total.......................................................   $361,838    $442,562    $524,398
                                                               --------    --------    --------
                                                               --------    --------    --------

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain consolidated statements of operations data expressed as a percentage of net sales:

                                                                   PERCENTAGE OF NET SALES
                                                                  --------------------------
                                                                   YEARS ENDED DECEMBER 31,
                                                                  --------------------------
                                                                   1992      1993      1994
                                                                  ------    ------    ------
Net sales......................................................    100.0%    100.0%    100.0%
Cost of goods sold.............................................     66.1      67.4      68.3
                                                                  ------    ------    ------
Gross profit...................................................     33.9      32.6      31.7
Selling, general and administrative............................     27.9      26.2      23.7
                                                                  ------    ------    ------
Operating income...............................................      6.0       6.4       8.0
Interest expense...............................................      3.6       1.7       1.6
Interest income................................................     (0.2)     (0.1)     --
                                                                  ------    ------    ------
Income before extraordinary items and income taxes.............      2.6       4.8       6.4
Income tax provision...........................................      1.2       2.1       2.5
                                                                  ------    ------    ------
Net income before extraordinary items..........................      1.4       2.7       3.9
                                                                  ------    ------    ------
                                                                  ------    ------    ------

OVERVIEW

    The Company's growth is primarily driven by new and enhanced products, augmented by brand licensing and acquisitions. The Company has achieved a compound annual growth rate of 20.4% in sales from 1992 through 1994. Approximately half of the sales growth during that period was as a result of the inclusion of Southwestern Bell FREEDOM PHONE(R) sales in the Company's consolidated sales after April 1993 and the Company's success in rapidly increasing sales of Southwestern Bell FREEDOM PHONE(R) products since the commencement of the licensing arrangement. Excluding sales of these products, the Company's compound annual growth rate during this period would have been 10.3%.

    The Company's gross margins have declined slightly from 1992 to 1994 because a higher portion of the Company's sales consisted of consumer electronics products, which generate lower gross margins than most of the Company's other product categories. Excluding sales of consumer electronics products, the Company's gross margins would have remained essentially unchanged during this period.

    Despite a decrease in gross margins, the Company's operating profit has increased as a percentage of sales from 6.0% in 1992 to 8.0% in 1994, primarily because of the fixed or semi-variable nature of certain of the Company's expenses and the Company's ability to realize economies of scale. As a result of improved efficiency, salaries and wages included in selling, general and administrative expenses declined from 6.7% of sales in 1992 to 5.4% in 1994. In addition, depreciation and amortization of goodwill and intangibles have declined as a percentage of sales from 1.7% to 1.2% in the same period. The Company believes it can continue to increase sales at a higher rate than the increase in general and administrative expenses that is required to achieve such sales growth, although the positive impact on improved operating profits may not be as great as in recent years. The Company's improved operating results, together with a substantial reduction in interest expense due to refinancings, has led to significantly improved earnings.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    Net sales increased by 18.5% to $524,398,000 in 1994 from $442,562,000 in
1993. Each of the Company's product groups contributed to this increase, with approximately 41% of this increase attributable to increased sales of Southwestern Bell FREEDOM PHONE(R) products. The significant contribution of sales of the Southwestern Bell FREEDOM PHONE(R) products was due to sales of new telephone and telephone-related products, expanded distribution and the inclusion of a full year of sales of Southwestern Bell FREEDOM PHONE(R) products in 1994 compared to only nine months commencing in April 1993, when the Company started selling these products. For the comparable nine-month period in 1994, sales of the Company's Southwestern Bell FREEDOM PHONE(R) products increased by approximately 42%. This rate of increase is not indicative of future growth because 1993 was the Company's first year of sales of the Southwestern Bell FREEDOM PHONE(R) products. Sales of other consumer electronics products increased by approximately 5% in 1994, principally due to increased sales of telephone answering machines. This increase was offset partially by a decrease in sales of corded phones, reflecting an industry reduction of basic corded phone sales.

    Personal care appliance sales increased by approximately 9% during this period. The Company's domestic personal care appliance sales increased by 5%. An 8% increase in sales of products sold under the CONAIR(R) brand, such as hair cutting kits and curling irons, was offset by a 3% reduction in sales of private label products and higher unit sales of lower priced CONAIR(R) brand hair dryer models. International sales increased by 50% principally due to sales of REVLON(R) brand products in Europe which were not sold in 1993 and increased sales in Canada. Sales of CUISINART(R) products increased by 16% due to new product introductions and increases in unit sales of existing products. Sales of consumer toiletries and professional salon products increased by approximately 25% due principally to increased sales of private label toiletry products and the introduction of the Company's Magical Mane hair shampoo and conditioner, which was offset by a decrease in sales of professional salon products.

    Gross margins decreased as a percentage of net sales to 31.7% in 1994 from 32.6% in 1993. The decrease was primarily due to changes in the mix of products sold by the Company, as described more fully under "--Overview." Specifically, this decrease resulted from a disproportionate increase of approximately 33% in sales of consumer electronics, primarily telephones, which have relatively lower gross margins as a percentage of sales than the Company's other products, compared to a 14% increase in sales of all of the Company's other products. Excluding sales of telephones in both periods, gross margins remained essentially unchanged as a percentage of sales during this period.

    Selling, general and administrative expenses decreased as a percentage of net sales to 23.7% in 1994 from 26.2% in 1993, but increased by 7.7% to $124,597,000 in 1994 from $115,672,000 in 1993. The increase of $8,925,000 was principally due to increases in variable sales expenses to support the increase in sales in the United States and, to a lesser degree, to an increase in direct fixed expenses for the Company's new subsidiary in the United Kingdom. The decline of 2.5% as a percentage of net sales resulted primarily from the fixed and semi-variable nature of certain costs in this category, including salaries and wages and, to a lesser extent, depreciation of property, plant and equipment and amortization of intangibles. In addition, the Company benefitted from a reduction in its lease costs as a result of the purchase of its executive office facility in Stamford, Connecticut in March 1994.

    The Company's interest expense of $8,511,000 in 1994 increased from $7,524,000 in 1993. This was as a result of an increase in the Company's long-term debt, primarily to finance the purchase of its executive office facility.

    The Company's effective income tax rate decreased to 38.8% in 1994 from 42.7% in 1993, primarily due to an increase, as compared to the prior period, in taxable income relative to the amount of amortized goodwill, which is not deductible for tax purposes.

YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992

    Net sales increased by 22.3% to $442,562,000 in 1993 from $361,838,000 in
1992. More than approximately 60% of this increase was due to the introduction of Southwestern Bell FREEDOM PHONE(R) products, which were not sold prior to 1993. Sales of other consumer electronics products increased approximately 10% due to significant increases in sales of telephone answering machines and cordless phones. These increases resulted from a combination of new product introductions and expanded distribution, which were partially offset by a decrease in sales of corded phones, reflecting reductions in the overall corded phone market. Sales of personal care appliances increased by approximately 13% in 1993. Sales in the United States of personal care appliances marketed under the CONAIR(R) name increased by 13% due principally to increases in unit sales of hair dryers. An increase of 49% in foreign sales of personal care appliances was offset by lower growth in the Company's domestic sales of private label personal care appliances. CUISINART(R) products sales increased in 1993 by approximately 4% principally due to the successful introduction of a line of high-end blenders and coffee makers. Sales of consumer toiletries and professional salon products decreased by approximately 1% in 1993 due primarily to a reduction in sales of toiletries to one customer.

    Gross margins decreased as a percentage of net sales to 32.6% in 1993 from 33.9% in 1992. This decrease resulted primarily from changes in the mix of products sold by the Company during such periods, and in particular due to the impact of lower gross margins on sales of Southwestern Bell FREEDOM PHONE(R) products, which were not sold prior to 1993. If the sales of these products are excluded from 1993 figures, gross margins for 1993 would have increased by 0.2% as compared to 1992.

    Selling, general and administrative expenses decreased as a percentage of net sales to 26.2% in 1993 from 27.9% in 1992, but increased by 14.5% to $115,672,000 in 1993 from $101,007,000 in 1992. The increase of $14,665,000 was principally due to increases in variable selling expenses to support the higher level of sales, increases in direct consumer advertising, general increases in salaries and wages and increases in rent and related expenses due to additional office space leased at the Company's Stamford, Connecticut executive offices. The reduction in selling, general and administrative expenses of 1.7% as a percentage of sales was primarily due to the fixed and semi-variable nature of certain of these costs, including salaries and wages and, to a lesser extent, depreciation of property, plant and equipment and amortization of intangibles.

    Interest expense decreased by approximately 42% to $7,524,000 in 1993 from $12,966,000 in 1992 due to a reduction in long-term debt and a refinancing of the Company's long-term debt in 1992. Interest income decreased by approximately 85% to $89,000 in 1993 from $592,000 in 1992, primarily due to a reduction in funds available for short-term investment and lower interest rates.

    The Company's effective income tax rate decreased to 42.7% in 1993 from 46.2% in 1992, primarily due to an increase, as compared to the prior period, in taxable income relative to the amount of amortized goodwill, which is not deductible for tax purposes and partially offset by a 1% increase in Federal income tax rates in 1993.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1994, the Company's working capital was $146,653,000 and its current ratio was 3.2 to 1. The Company's cash balance was $23,702,000 and long-term debt was $100,405,000 at December 31, 1994. As of December 31, 1993, the Company had working capital of $124,759,000 and a cash balance of $15,856,000.

    Capital expenditures during 1994 and anticipated capital expenditures during 1995 are higher than in previous years because of certain real estate acquisitions and improvements. Capital expenditures were $29,546,000 in 1994, $20,000,000 of which represents the purchase price of the Company's executive office facility in Stamford, Connecticut. Capital expenditures in 1993 were $7,647,000 compared to $5,858,000 in 1992. Capital expenditures for 1995 are anticipated to be approximately $20,000,000, of which approximately $7,000,000 is for the completion of the Company's warehouse and distribution facility in Glendale, Arizona and $4,000,000 is for the exercise of the Company's option to purchase lease rights in its executive office facility in Stamford, Connecticut from Leandro P. Rizzuto. See "Certain Transactions" below.

    Historically, approximately 60% of the Company's sales and 70% of its operating profit are achieved in the second half of the year. The Company relies on short-term bank debt to finance its seasonal operating needs which result in a build-up of receivables and inventory during the first nine months of each year with a substantial reduction in receivables, inventories and bank credit during the fourth quarter. As of December 31, 1994, the Company had short-term lines of credit aggregating $64,400,000, which do not include an additional $25,000,000 available for the period June 1 to November 30 to finance its seasonal business needs. In addition, the Company had a long-term revolving credit line of $21,000,000, of which $11,000,000 was unutilized at December 31, 1994. After the application of the proceeds of the Offering, the Company expects to enter into a new or amended revolving credit facility. After giving effect to the Offering, the Company will have substantially reduced its long-term debt and
will have availability of $      under its long and short-term credit
facilities.

    In connection with the Babyliss acquisition, the Company increased its bank revolving credit line by $37,500,000. This additional debt has mandatory principal repayments of $5,000,000 on December 15, 1996, $7,500,000 on December 15, 1997, $10,000,000 on each of December 15, 1998 and December 15, 1999 and
$5,000,000 on March 15, 2000. The interest rate on this facility is variable and is subject to change based on the leverage and operating performance of the Company.

    For the year ended December 31, 1994, the Company's cash flows from operations included $20,487,000 from net income, $7,239,000 from depreciation and $4,784,000 from amortization of goodwill and intangibles. This was supplemented with cash flow from trade creditors in the amount of $9,635,000. The Company's cash flow has been sufficient to cover the increased investment in receivables from customers of $10,372,000 and additional inventories of $18,804,000 for future sales. During

1994, the Company borrowed $24,000,000 in additional long-term debt, which, together with available cash resources, was used to finance its net capital additions of $27,621,000 and reduce long-term debt by $3,520,000. The Company expects to substantially reduce its long-term indebtedness, including debt incurred to acquire Babyliss, from the proceeds of the Offering. The Company believes its capital resources are adequate to finance normal growth and service the Company's debt obligations.

    Historically, foreign currency exchange rate fluctuations have not had a material impact on the results of operations or liquidity of the Company due to the small proportion of the Company's sales reported and costs incurred in foreign currencies. The Company hedged certain of its foreign exchange transactions; however, these transactions were not significant with respect to the Company's overall operations. As a result of the Company's acquisition of Babyliss, the Company is reassessing its foreign currency risks and will develop a hedging program designed to hedge firm purchase commitments of goods and services denominated in foreign currencies.

    In December 1990, the FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and in November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company does not presently offer such benefits and, therefore, is not affected by such pronouncements.

    In 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes," which was adopted by the Company in 1993. SFAS No. 109 requires determination of income taxes in accordance with the asset and liability method. The effect of the adoption of SFAS No. 109 on the Company's Consolidated Financial Statements in 1993 was not material.

EFFECTS OF INFLATION

    The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on the Company's results of operations.

                                    BUSINESS

OVERVIEW

    The Company is a leading designer, manufacturer and marketer of branded consumer products, including personal care and beauty products, telephones and small kitchen appliances and cookware. The Company's main product groups, principal products and brand names are highlighted in the following table:

       PRODUCT GROUP                  PRINCIPAL PRODUCTS                  BRAND NAMES
- ----------------------------    -------------------------------    -------------------------
Personal Care Appliances        Hair dryers, curling irons,        CONAIR(R)
                                hairsetters and other beauty       JHERI REDDING(R)
                                and grooming appliances.           BaByliss(R)
                                                                   REVLON(R)*
                                                                   VIDAL SASSOON(R)*
Consumer Electronics            Consumer cordless and corded       CONAIRPHONETM
                                telephones and answering           Southwestern Bell
                                machines.                          FREEDOM PHONE(R)*
CUISINART(R) Products           Food processors, mini choppers,    CUISINART(R)
                                cookware and other small
                                kitchen appliances.
Toiletries and Professional     A retail line of liquid hair       CONAIR(R)
 Salon Products                 care products and brushes and a    JHERI REDDING(R)
                                professional line of hair care     RUSK(R)
                                appliances and liquid products.    BaByliss(R)

- ------------

* Pursuant to long-term licenses.

    The Company has achieved significant growth principally through successful introduction of new and enhanced products, long-term brand name licensing and acquisitions. From 1992 through 1994, the Company's net sales grew at a compound annual rate of 20.4%. During this period, operating income margins have increased from 6.0% to 8.0% through low cost manufacturing and sourcing and reduction of overhead expenses as a percentage of sales. The Company's improved operating results, together with a substantial reduction in interest expense, have led to significantly increased earnings.

BUSINESS STRATEGY

    The Company's strategy is to achieve further revenue and profit growth by:
(i) introducing new products and product enhancements in response to changing market trends, consumer preferences and technological developments; (ii) leveraging the Company's market position and strong brand names and broadening distribution to increase the Company's share of retailers' shelf space; (iii) pursuing strategic acquisitions and brand licensing; (iv) expanding sales internationally; and (v) pursuing continued cost reductions and quality enhancements.

    The key elements of this strategy are described below:

    CREATE NEW PRODUCTS AND ENHANCEMENTS. The Company derived 40% of its revenues in 1994 from new or enhanced products introduced over the last three years. The Company will continue to create and introduce new products and enhancements in response to changing market trends, consumer preferences and technological developments. In creating new or enhanced products, the Company looks for concepts and features that are not offered by existing products and which the Company can produce at reasonable cost and sell at a price that reflects the product's added value. The Company uses its advanced computer design technology and product prototyping capabilities, close coordination of sales, marketing, design and development personnel and its established distribution network to introduce new and enhanced products rapidly and inexpensively. In addition, the Company's professional heritage and strong presence in the professional salon industry help it stay current with emerging fashion trends and bring products to the retail market on a timely basis.

    LEVERAGE MARKET POSITION AND BRAND NAMES. Nearly half of the Company's sales are attributable to products of which it is either the #1 or #2 seller in the United States. The Company is the #1 seller of hair dryers, curling irons and high-end food processors in the United States. The Company is also a leading seller of hair care appliances in Europe. The Company's CONAIR(R), CUISINART(R) and JHERI REDDING(R) brand names, as well as its licensed Southwestern Bell FREEDOM PHONE(R) brand name, enjoy wide recognition and awareness among retailers and consumers in the United States. In a recent survey of top brands in the United States conducted by Discount Store News, the CONAIR(R) brand name was rated the #11 "power brand" among over 1,200 brands that were evaluated in 23 retail merchandise categories. The Company will continue to leverage its brand names to achieve rapid and extensive distribution of its new products and product line extensions. Recognizing the importance of brand name awareness, the Company intends to use the BaByliss(R) name and its licensed brand names, REVLON(R) in Europe and Mexico and VIDAL SASSOON(R) in the Asia Pacific region, as an integral part of its international expansion strategy. The Company believes that the ongoing promotion of these licensed brand names by Revlon and Procter & Gamble, respectively, will also enhance the Company's product distribution in these new markets.

    INCREASE PENETRATION AND DISTRIBUTION. The Company sells to substantially all of the leading retailers in the United States and believes its distribution strategy will foster customer retention and increased market penetration. The recent acquisition of Babyliss provides the Company with similar customer strength in France and the United Kingdom and an established, well-regarded European distribution system which will accelerate the Company's growth in that region. The Company seeks to capture greater retail shelf space and strengthen its customer relationships by offering retailers (i) a diversified portfolio of products in several categories, (ii) both brand name products and private label programs, (iii) products that cover a broad range of price points and (iv) new and enhanced products. In addition, the Company intends to maintain its high level of customer service which emphasizes timely delivery, high quality products, product merchandising and responsiveness to individual customer needs. As retailers consolidate their supply sources, the Company believes that they are more likely to purchase products from suppliers, such as the Company that provide a high level of customer service and offer products in multiple categories and with multiple price points.

    PURSUE STRATEGIC ACQUISITIONS AND BRAND LICENSING. The Company has supplemented its internal growth through a number of strategic acquisitions and brand name licensing such as (i) the purchase of certain assets of Cuisinarts and the expansion of its product offerings, (ii) an exclusive long-term license for Southwestern Bell's consumer telephone business in the United States, (iii) an exclusive long-term license to market and sell personal care products under the REVLON(R) and VIDAL SASSOON(R) brand names in certain international markets, and (iv) the acquisition of Babyliss. In addition, the Company has used its strong design, manufacturing and marketing capabilities to substantially grow businesses and brands that it has acquired. The Company plans to combine its marketing, product and sourcing expertise with Babyliss' brand name, product line and distribution system in order to grow and enhance Babyliss' revenues and profits. In addition, the Company plans to use Babyliss' established distribution system and brand name to market certain of its other personal care and professional products, including Revlon licensed products, in Europe. As part of its growth strategy, the Company plans to pursue additional strategic acquisitions or alliances and brand licenses to provide synergies with or complement its existing business.

    EXPAND INTERNATIONAL PRESENCE AND SALES. The Company believes that international markets offer significant potential for expanding its business. For instance, the Company believes that international markets represent approximately two-thirds of the potential worldwide market for hair dryers. The Babyliss acquisition has substantially advanced the Company's international growth by providing it with a leading European brand name and product offerings and an extensive distribution system. The Company plans to grow its Babyliss operations by expanding into new markets and introducing new products currently marketed in the United States. The Company also believes it will be able to accelerate the growth of its REVLON(R) licensed products, which it started selling in mid-1994, by using

Babyliss' distribution system. The Babyliss product line complements the Company's licensed REVLON(R) products and, together with the Company's existing European private label program, should allow the Company to capture greater retail shelf space. The Company believes that its low cost, high quality manufacturing and design capabilities will enable the Company to increase the profitability of its Babyliss operations.

    In other international markets where its brands are less recognized, the Company will use licensed brand names such as REVLON(R) and VIDAL SASSOON(R). The Company expects to begin sales of certain personal care appliances under the VIDAL SASSOON(R) name in Asia in 1995. In the long-term, the Company intends to introduce products into the international markets from its other product groups using its growing distribution network. The Company may also seek additional acquisition opportunities or joint ventures to augment its international brand offerings and distribution channels.

    REDUCE MANUFACTURING AND SOURCING COSTS AND ENHANCE QUALITY. The Company's flexible manufacturing and sourcing have enabled it to supply competitively priced, quality merchandise on a timely basis. Most of the Company's products are manufactured by third-party subcontractors located in Asia and at its facility in Costa Rica where manufacturing costs are generally recognized as being less than in the United States. Further, the Company uses its pooled purchasing strength to lower the cost of raw materials and components for itself and its suppliers. The Company intends to continue to supply high quality merchandise in order to achieve sales growth and customer satisfaction. The Company emphasizes quality control and direct Company oversight of both internal and subcontracted production processes. The Company maintains employees in Asia, Canada, Costa Rica, Europe and the United States to supervise manufacturing processes and/or conduct quality control and product and component testing.

PRODUCTS
PERSONAL CARE APPLIANCES

    The Company's personal care appliances, which accounted for 43% of its 1994 sales, include hair dryers, curling irons, curling brushes, hairsetters, body massagers, lighted make-up mirrors, heating pads, men's grooming appliances and hair trimmers. Babyliss sells a similar line of hair care appliances and also sells a line of body care appliances including facial saunas, massagers, foot spas and hair removal devices. See "--Recent Acquisition" and "--International" for a fuller discussion of Babyliss.

    The Company's personal care appliances are marketed in the United States principally under the CONAIR(R) brand name, which is a leading brand name in this product category. In a recent survey of top brands in the United States conducted by Discount Store News, the CONAIR(R) brand was rated the #11 "power brand" among over 1,200 brands that were evaluated in 23 merchandise categories in the retail trade. The designation "power brand" denotes a brand's strength and performance among mass merchandisers and preference among consumers. The Company also produces private label appliances for a number of major retail chains, including several of the leading mass merchandisers in the United States. By selling its own brand as well as its private label appliances, the Company is able to offer its customers products with broad price point coverage. For each year since 1992, the Company has received the Supplier of the Year award from members of the Suppliers Performance Awards by Retail Categories (SPARC), recognizing the Company as the #1 supplier to the retail trade.

    The principal personal care appliance product of the Company is hair dryers. The Company introduced the pistol-grip hair dryer in the United States in 1971, and has since become the leading domestic seller of hair dryers. The Company is also a leading seller of hair care appliances in Europe. The Company believes that it is recognized as a major new product innovator in this area. The Company markets numerous types of hair dryers, including pistol grip, Euro-style, travel and compact dryers and diffusers. In 1991, the Company introduced its Euro-style dryer product line, which achieved the highest first year revenues of any hair dryer in the Company's history.

    The Company is also the #1 seller of curling iron products in the United States. The Company has sold and marketed several innovative curling products, such as the cordless curling iron introduced in 1987, the "Big Curls" iron introduced in late 1992, which sold over one million pieces in its first full year of sales and, recently, a new generation of hot-air curling irons.

    Sales of hair dryers in the United States were approximately $315 million in 1994, and are increasing at an annual rate of 2%. The Company believes that approximately 63% of United States hair dryer sales are made to "replacement" consumers. Accordingly, the Company expects that its revenues from hair dryers will grow at a slower rate than its revenues from other products. The Company believes that the CONAIR(R) brand name and its ability to implement product and design innovations will enable it to maintain its leading position. In addition, the Company is seeking increased growth in international hair dryer sales and believes that its acquisition of Babyliss will significantly contribute to that growth.

    The Company's personal care appliances are sold through all principal retail distribution channels, including mass merchandisers, department stores, telemarketers, warehouse clubs, drug stores, supermarkets, catalog houses and showrooms and mail order houses. See "--Customers and Distribution." The Company believes that the strength of its retail accounts has facilitated acceptance by its retail customers of the Company's new personal care product lines and categories. In addition, the Company believes that its recognition in this industry will facilitate its entry into other personal and beauty care appliance categories such as ladies' or men's shavers.

CONSUMER ELECTRONICS

    The Company's consumer electronics products include standard or basic telephones, cordless telephones, telephone answering devices and combination cordless telephone/answering machines. In 1983, the Company commenced selling a line of consumer telephones under the CONAIRPHONETM brand name and is now the second largest seller of corded trimline telephones in the United States, following AT&T. The Company positions its CONAIRPHONETM and PRIMA(R) telephones as among the least expensive nationally branded telephone products. In 1993, the Company entered into a licensing arrangement with Southwestern Bell (see "--License Agreements"), pursuant to which it acquired the exclusive right to market in the United States cordless and corded one and two-line residential telephones, answering machines and caller ID devices under the Southwestern Bell FREEDOM PHONE(R) trademarks and the Bell logo. This licensing arrangement enables the Company to provide broad price point and product type coverage in rapidly growing segments of the telephone and telephone-related products market. Southwestern Bell FREEDOM PHONE(R) is a well-established consumer telephone brand, with a reputation for quality and reliability.

    The Company's consumer electronics products are sold in drugstores, discount department stores, warehouse clubs, mass merchandisers, electronics stores, catalog houses and showrooms and mail order houses. See "--Customers and Distribution." The rapid expansion of the Company's consumer electronics sales, including the sales of its Southwestern Bell products, has been assisted by the Company's presence in most of their distribution channels.

CUISINART(R) PRODUCTS

    The Company markets small kitchen appliances and cookware under the CUISINART(R) brand name, including food processors, stainless steel cookware, accessories and other kitchen appliances such as pasta makers, hand mixers, chopper/grinders, toasters, blenders and coffee makers. The Company is the #1 seller of high-end food processors in the United States. The Company markets its CUISINART(R) product line through exclusive distribution channels (principally, prestigious department stores, specialty shops and gourmet shops, as well as exclusive catalog order houses), which supports the line's quality image. The Company expects to further enhance the reputation of its CUISINART(R) products by sponsoring a series of cooking programs on public television in which CUISINART(R) products will be available for use by instructors from the Culinary Institute of America. See "--Customers and Distribution."

    The Company acquired the CUISINART(R) brand name and related net operating assets from the bankruptcy estate of Cuisinarts in December 1989 for approximately $17 million. Since the acquisition, the Company has significantly increased Cuisinarts' revenues and profitability by introducing new products and product line extensions and improving distribution and supply channels, which had been severely damaged by its predecessor's financial failure. Since 1990, the annual compound growth of the Company's sales in this product category has been approximately 24%. New product introductions included pasta makers, toasters, hand mixers, blenders and coffee makers. In 1990, the categories which were covered by the CUISINART(R) product line accounted for only 15% of total unit sales of all kitchen electrics categories. By 1994, the categories covered by this product line accounted for 52% of such sales. By offering new CUISINART(R) products, the Company has strengthened its relationships with customers such as Federated Department Stores, May Company and Dayton Hudson. The Company has also expanded the types of distribution channels for its CUISINART(R) products by marketing its products to exclusive catalog houses.

TOILETRIES AND PROFESSIONAL SALON PRODUCTS

  Consumer Toiletries

    The Company manufactures and markets consumer toiletries principally under the JHERI REDDING(R) and CONAIR(R) brand names, including shampoos, conditioners and hair treatments, and styling aids such as gels and mousses. The Company also markets hair brushes under the CONAIR(R) brand name. The Company's branded products are manufactured at the Company's facilities in Rantoul and Highland Park, Illinois, which also manufactures private label products for its 50% joint venture with Irvine Rusk, retailers and major health and beauty care companies.

    The Company employs a niche strategy in its consumer toiletries business, which emphasizes salon-type styling and finishing products. The Company's consumer toiletries and other products are sold through similar distribution channels, which enables the Company to capitalize on the reputation of its personal care appliances and consumer electronics products to market and distribute these products. This, and the Company's niche strategy, results in minimal direct advertising and promotional expenditures. See "--Customers and Distribution."

  Professional Salon Products

    For over 35 years, the Company has been a leading innovator in the manufacture and marketing of high quality advanced and sophisticated products designed to meet the needs of professionals in the hair-styling industry. The Company believes that its introduction and promotion of the pistol grip hair dryer to the professional hairstyling trade was a major factor in establishing blow drying as a key element of hairdressing. The Company's professional salon products include appliances (hair dryers, curling irons and curling brushes), liquids (shampoos, conditioners, hairsprays, gels, mousses and perms) and sundries (tipping caps and shears). The Company is a leading seller of appliances to the professional hairstyling trade, with its professional hair dryers being the #1 selling professional hair dryers and curling irons in the industry. The Company's professional salon products are principally marketed under its CONAIR(R) and JHERI REDDING(R) brand names, as well as its exclusively professional brands INFINITI(R), RIVA(R), ELEGANTE(R), GRAND FINALE(R) and EURO COIFFEUR(R). Babyliss also markets a professional line of hair care appliances and has a significant presence in the European professional beauty trade. The Company believes that the acquisition of Babyliss will enable it to expand its range of domestic professional salon products.

    The Company works closely with beauty professionals to provide new products that meet their needs. The Company utilizes the services of part-time independent educators, who conduct product testing, as well as training and product demonstrations for beauty professionals. The Company also conducts product testing and evaluation at its in-house salon. In addition, the Company has, through its Rusk joint venture, developed new products exclusively for salons such as its anti-curl treatment which straightens curly hair without using harsh chemicals that are characteristic of other hair straighteners. Rusk also employs its own staff of professional educators who help promote Rusk's line of professional beauty salon products.

    The Company's professional salon products are distributed to professional salons primarily through beauty and barber supply dealers, as well as directly to chain beauty stores. Through its Rusk joint venture, the Company markets an additional line of professional salon products under the RUSK(R) brand name.

    The Company's history and continued leading presence in the appliance section of this market is important to its success in the retail sales of its personal care appliances and toiletries. The Company believes that its high quality brand image is enhanced when consumers see beauty professionals using the Company's appliances and toiletries and believes its presence in the professional hairstyling industry strengthens its ability to design new products and adapt styles for the retail marketplace.

PRODUCT DEVELOPMENT AND INNOVATION

    Successful new and enhanced product development and introduction has been and is expected to remain key to the Company's business. The Company creates and introduces new products and innovations in response to changing market trends, consumer preferences and technological developments. The Company derived 40% of its revenues in 1994 from new or enhanced products introduced over the last three years. The Company uses its advanced computer design technologies and product prototyping capabilities, close co-ordination of sales, marketing, design and development personnel and its established distribution network to introduce new and enhanced products rapidly and inexpensively. In addition, the Company's professional heritage and strong presence in the professional salon industry help it to stay current with emerging fashion trends and bring products to the retail market on a timely basis. The Company has also developed and enhanced the product categories it has acquired or licensed to successfully grow these businesses.

    The Company's new products and product enhancements range from minor changes in colors or features to significant new functional capability. In creating new or enhanced products, the Company looks for concepts and features that are not offered by existing products and which the Company can produce at reasonable cost and sell at a price that reflects the product's added value. The Company introduced its Euro-style hair dryer line in 1991 and the innovative "Big Curls" iron in 1992. New products introduced by the Company in 1994 include the hot-air curling iron, ladies' shavers and the Company's Magical Mane hair shampoo and conditioner. In 1995, the Company expects to market value-priced, high quality speaker-phones. In the Consumer Electronics Show held in January 1995, the Company was recognized with several Innovations in Design awards for its design and engineering excellence. These included awards for its ergonomic "S" Series line of cordless telephone and cordless answering systems and telephone answering systems with an industry first--the CallkeeperTM metallic answering system. Since its acquisition of the CUISINART(R) brand name, the Company has introduced new products such as toasters, coffee makers, blenders and hand mixers to this line of products. In 1995, the Company expects to launch a new line of CUISINART(R) coffee makers, as well as espresso machines and coffee grinders and mills, and to market a line of non-stick cookware.

RECENT ACQUISITION

    On February 18, 1995, the Company completed the acquisition of the outstanding capital stock of Babyliss for a purchase price of approximately $38,000,000, subject to a maximum downward adjustment of approximately $4,000,000. Babyliss is a leading designer, manufacturer and marketer of personal care appliances and skin and body care products to retailers and the professional beauty trade in France, the United Kingdom and other parts of Western Europe. In 1994,
Babyliss had consolidated net sales of $      million and an operating profit of
$      million.

    Babyliss sells its products primarily in France, Belgium, the Netherlands,
the United Kingdom, Germany, Sweden and Spain, accounting for approximately   %
of its 1994 consolidated net sales. Babyliss markets its products principally under the widely recognized BaByliss(R) brand name through substantially all of the European distribution channels for such products. Babyliss also supplies products to the professional beauty trade in Europe, with sales accounting for approximately 10% of its 1994 consolidated net sales. Babyliss obtains approximately 70% of its product from outside suppliers as finished products, many of whom are the same suppliers as those used by the Company. In addition, approximately 30% of the products sold by Babyliss and its subsidiaries are assembled at Babyliss' Belgian assembly facility. The Company believes that the acquisition of Babyliss will create efficiencies in manufacturing and sourcing and will provide a research and development staff that will assist the Company in designing products that meet the technical requirements for European markets.

    The general managers of Babyliss' subsidiaries in the United Kingdom, the Netherlands, Germany and Belgium own minority interests in such subsidiaries. The Company is currently negotiating the purchase of these minority interests and anticipates that the aggregate purchase price for such interests will not be material to the Company.

    While the Company believes that Babyliss can be integrated with the Company successfully, there can be no assurance that these expectations will be realized. The current president of Babyliss has agreed to continue in the employment of Babyliss for a two year period. The Company believes that this will facilitate the transition to the Company's ownership. In addition, the Company has performed certain business and legal review of Babyliss and its subsidiaries. Despite such investigation, there can be no assurance that there do not exist liabilities which could have a material adverse effect on Babyliss or the Company.

INTERNATIONAL

    The Company believes that international markets offer significant potential for expanding its business. For instance, the Company believes that international markets represent approximately two-thirds of the potential worldwide market for hair dryers. In addition, while the domestic market for hair dryers is primarily replacement-oriented, the Company believes that the worldwide market for such products is less mature. International sales represent the fastest growing portion of the Company's revenues. Such sales, which have been primarily in Canada, Western Europe and Mexico, grew at a compound annual rate of 22% from 1992 to 1994 and represented approximately 5% of net sales in 1994. Giving effect to the acquisition of Babyliss, the Company's international
sales on a pro forma basis would have been   % in 1994. The Company's
international strategy is to (i) expand Babyliss' operations into new markets and capture greater retail shelf space, (ii) complement Babyliss' product offerings with the Company's REVLON(R) and other consumer appliance products,
(iii) use internationally recognized licensed brand names, such as VIDAL SASSOON(R), in certain foreign markets and (iv) introduce products from the Company's other product groups into the Company's international distribution channels.

    Through Babyliss, the Company is a leading designer, manufacturer and marketer of personal care appliances in Europe. Babyliss provides the Company with a leading European brand name and product offerings and an extensive distribution system. The Company plans to grow its Babyliss operations by expanding into new markets and introducing new products currently marketed in the United States. The Company also believes it will be able to accelerate the growth of its REVLON(R) licensed products, which it started selling in mid-1994, by using Babyliss' extensive European distribution system. The Babyliss product line complements the Company's licensed REVLON(R) products and, together with the Company's existing European private label program, should allow the Company to capture greater retail shelf space by offering retailers (i) a diversified portfolio of products in several categories, (ii) both brand name products and private label programs and (iii) products that cover a full range of price points. The Company believes that its low cost, high quality manufacturing and design capabilities will enable the Company to increase the profitability of its Babyliss operations.

    The Company intends to introduce personal care products under the REVLON(R) name in Mexico and the VIDAL SASSOON(R) name in certain countries in the Asia Pacific region in 1995. By using brand names that are well-recognized in the relevant local market, the Company will be able to penetrate new markets without incurring the substantial start-up costs normally associated with establishing a brand name in a new market. In addition, the Company will be able to benefit from the advertising and promotion activities undertaken by the licensors of licensed brand names. The Company may seek additional acquisition opportunities or joint ventures to augment its international brand offerings and distribution channels.

CUSTOMERS AND DISTRIBUTION

    The Company sells to substantially all of the largest retailers in the United States and is a leading supplier in its product categories to mass merchandisers. The Company's domestic customers include Kmart Corp., WalMart, Target, Williams-Sonoma, Federated Department Stores, Price/Costco, Best Buy and Sally Beauty Supply. The Company assists its retail customers with their merchandising strategy, including designing product displays to achieve favorable product placement, which is an important factor in the Company's distribution strategy. The Company also supports its customers through a variety of programs, including inventory control and management information systems and the availability of electronic data interchange (EDI). In 1994, over 60% of the Company's sales were processed through the EDI system through which certain customers electronically place orders with the Company.

    The Company's net sales to its two largest retail accounts, WalMart and Kmart Corp. accounted for approximately 12% and 11%, respectively, of the Company's net sales for the year ended December 31, 1994. WalMart and Kmart Corp. accounted for approximately 11% of the Company's net sales during 1993.

    By operating its own manufacturing facilities and closely monitoring the operations of its subcontractors, the Company is able to provide timely shipment of its products and adjust production requirements to meet the needs of its retail customers. See "--Manufacturing and Sourcing." In order to respond efficiently to the demands of its retail customers, the Company utilizes both direct shipments of its products from overseas to its retail customers, as well as shipments out of the Company's domestic warehouse inventory. The Company's three distribution facilities, in East Windsor, New Jersey, Phoenix, Arizona, and Rantoul, Illinois (see "--Properties"), facilitate prompt delivery response to reorders and stock-outs. During 1994, the Company utilized temporary facilities in independent warehouses during peak inventory periods. The Company recently commenced construction of a 350,000 square foot state-of-the-art warehouse and distribution facility in Glendale, Arizona to increase its distribution capacity and replace its Phoenix facility. The Glendale facility is scheduled for completion by the end of 1995.

    The recent acquisition of Babyliss provides the Company with similar customer relationships in France and an established and well-regarded European distribution system. Babyliss customers include leading department stores, hypermarket chains and drug stores such as Galeries Lafayette, Harrods, Boots and Argos. Outside the United States and certain European markets, the Company may establish its own distribution network or appoint existing distributors to market its products. In 1993, the Company opened its own sales office in the United Kingdom. The Company plans to consolidate this operation with Babyliss' United Kingdom operations. The Company and Babyliss have negotiated distribution arrangements with distributors, in the case of the Company, in Greece, Ireland, Scandinavia and Mexico and, in the case of Babyliss, the People's Republic of China, Japan and Spain, to sell its personal care appliance products.

SALES AND MARKETING

    The Company believes that its sales and marketing ability has been key to its success. Sales strategies vary across product lines and reflect the needs of retail customers and consumers.

    The Company's products, with the exception of its professional salon products, are sold in the United States and Canada through over 400 independent sales representatives who are supervised by the Company's internal sales staff and paid on a commission basis. The Company's internal sales staff is organized by its product groups and consists of a total of eight sales managers, 25 regional sales managers and 29 related support staff. The Company's sales managers are actively involved in servicing all retail accounts. Sales managers and representatives assist the Company's customers with merchandising and inventory management. Each regional sales manager supervises the activities of the independent sales representatives. A significant portion of the Company's sales, including those to WalMart and Kmart Corp., are managed as house accounts serviced by its own sales force, on which no commissions are paid. The Company's professional salon products are principally distributed through beauty and barber supply dealers. These sales are conducted for the Company by independent sales organizations and the Company's own sales personnel.

    The Company maintains a customer service department in its East Windsor, New Jersey and Phoenix, Arizona facilities, which provide toll-free customer service telephone numbers for end-users of its products. This customer service department assists with product operation, answers any other product-related queries and arranges repairs for products under warranty. Calls are monitored and recorded to assure consistent quality. The customer service line enables the Company to have direct contact with, and obtain feedback from, end-users of the Company's products.

    The Company conducts a wide variety of advertising and promotional activities. It participates with its retail customers in extensive co-operative advertising programs in order to maximize product sell-through, which the Company believes is the most cost-effective means of advertising. The Company has supplemented its co-operative advertising with national television and print advertising for its branded products, particularly products that are demonstrably different from those of its competitors. The Company has spent approximately $137 million on product promotion over the past five years, including co-operative advertising, magazine advertising, television advertising and infomercials. With its licensed international brands, REVLON(R) and VIDAL SASSOON(R), the Company believes it will be able to benefit from the name recognition and promotional activities of the beauty products and cosmetics which are sold by Revlon and Procter & Gamble, respectively, under these names.

    The Company's unique packaging is a powerful point-of-purchase sales tool because consumers typically purchase personal and beauty care products without the assistance of knowledgeable retail sales staff. To more effectively promote its products and illustrate product features and usage, the Company also utilizes point-of-sale displays, in-store demonstrations, promotions and product analysis.

    The Company's advertising and promotional efforts are supported by its in-house creative services department. The creative staff designs and produces the packaging, sales material and advertisements for all product groups. All work is created and executed on a state-of-the-art computer system.

    Babyliss has also spent significant amounts on advertising, promotion and
marketing. Babyliss maintains a permanent retail sales staff of     persons and
hires approximately [100] demonstrators at the points of sale. Babyliss also maintains [34] independent sales and demonstration stands in major department stores in France which are staffed by its own personnel. Babyliss uses inspectors who travel in a geographic region and visit stores and supervise demonstrators. The professional marketing is headed by one full-time employee and [eight] independent salesmen working on a commission basis.

MANUFACTURING AND SOURCING

    The Company manufactures its products in its own production facilities in Costa Rica and Illinois and through third-party subcontractors in the People's Republic of China, Hong Kong, Taiwan,

Indonesia, Japan, Malaysia, Philippines, South Korea, Italy, Belgium and Germany. The management, coordination and control of third-party subcontracting operations are centralized at the offices of its wholly-owned subsidiary in Hong Kong. The Company also owns an assembly plant in Belgium which manufactures approximately 30% of Babyliss' products. The remainder of Babyliss' products are manufactured by third-party subcontractors in Asia, some of which also supply the Company. The Company believes that it will be able to reduce the cost of certain Babyliss products by using its sourcing expertise and applying purchasing leverage to Babyliss' existing suppliers. The Company selects subcontractors which are capable of producing sufficient quantities of superior quality products at competitive costs and on acceptable delivery schedules. Substantially all tooling and molds utilized by subcontractors in the manufacturing of the products of the Company are owned by the Company. The Company also has the right to use all tools owned or controlled by Southwestern Bell for the manufacture, sale and marketing of the Southwestern Bell FREEDOM PHONE(R) products. In 1994, approximately 85% of the Company's products, as measured by the cost of products, were sourced overseas from owned or subcontracted facilities.

    The Company's Hong Kong subsidiary coordinates the Company's sourcing program in Asia. It provides materials, component and packaging procurement, production supervision and scheduling, engineering support, quality assurance and control and shipment tracking services. The Hong Kong subsidiary employs approximately 170 employees and independent consultants in this program.

    The Company owns a vertically-integrated, personal care appliance manufacturing plant in Costa Rica, which started production in 1989. Because of the facility's proximity to the United States, deliveries of products to markets in the United States, Canada, Mexico and Latin America can be timely made on relatively short notice. Capabilities of the Costa Rica facility include plastic injection molding, production of water immersion detection plugs, heaters and line cords and final assembly. The Costa Rica facility is located in a free trade zone and receives tax benefits and reductions in duties for imports into the United States; furthermore, exports from the Costa Rica facility to Mexico and Central America enjoy favorable duty treatment. In 1994, approximately 12% of the Company's products, as measured by the cost of products, were manufactured in this facility.

    During 1989, the Company purchased a manufacturing facility in Rantoul, Illinois to produce toiletry products. The Rantoul facility supplies substantially all of the current liquid product requirements of the Company's consumer toiletries and professional salon products group, and manufactures private label products for major health and beauty care companies such as Revlon Professional and Biersdorf. The facility has the capability to produce a wide variety of products ranging from permanent wave products and shampoos to hairsprays and gels. The facility runs automated aerosol, liquid and stick filling and tableting lines, as well as powder, paste and gel-filling operations. This facility is registered with the Food and Drug Administration as a manufacturer and distributor of cosmetics, drugs and medical products. In November 1993, the Company started production of private label toiletry and household maintenance products such as "ice-melt" and trial-size packettes for its Northstar division at a leased manufacturing facility in Highland Park, Illinois.

    Quality assurance is particularly important to the Company. The Company maintains rigid quality controls and extensively tests its products. The Company's personnel perform source inspections of the Company's suppliers, and laboratory approval is required before any products are released for distribution. The Company conducts quality control and product and component testing in each of its manufacturing facilities. The Company also maintains a permanent quality control staff in its Hong Kong operations and the People's Republic of China to assure the quality of products produced by the Company's independent suppliers and raw materials suppliers. The Company has personnel stationed in other countries in Asia, such as Malaysia, Indonesia and Taiwan, to work closely with and constantly monitor the quality of products manufactured by its subcontractors and to expedite orders. In-house research and development and testing of the Company's liquid products is supplemented by independent research and development laboratories and testing salons.

COMPETITION

    The Company believes that the markets for all of its product categories are highly competitive and that competition is based on several factors, including price, quality, access to retail shelf space, product features and enhancements, brand names, new product introduction and marketing support and distribution capabilities.

    The Company competes with established companies, a number of which have substantially greater resources than those of the Company. The Company's business is not characterized by substantial regulatory or economic barriers to entry of new competitors. In addition, the general availability of offshore manufacturing capacity allows easy access by new market entrants. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect its profitability or financial performance.

    The Company believes that its ability to compete successfully is based on the wide recognition of its own brand names and licensed brands, its ability to design, develop, manufacture and market competitively priced products, its broad product coverage within each product category, its attention to retailer and consumer needs and its access to major channels of distribution.

RAW MATERIALS

    The Company purchases component parts and raw materials for its manufacturing operations from numerous suppliers and does not believe that it is dependent on any single supplier for any specific raw material or any significant portion of its raw material purchases. Accordingly, the Company believes that the loss of any supplier of raw materials to the Company would not have a material adverse effect on the Company. The Company has not experienced any material shortage of component parts or materials in recent years.

SEASONALITY

    The Company's business is subject to certain seasonal fluctuations, with net sales in the second half of the year generally benefitting from increased levels of retail purchasing in the late summer for "back to school" sales and in the fall for the Christmas selling period. Historically, approximately 60% of the Company's sales and 70% of its operating profit are achieved in the second half of the year.

TRADEMARKS AND PATENTS

    CONAIR(R), BaByliss(R), CUISINART(R) and JHERI REDDING(R) are registered trademarks of the Company. The Company also holds a large number of other trademarks and patents registered in the United States for various products and designs. The Company believes that none of its product lines is dependent upon any single patent, group of patents or other intellectual property rights.

    The Southwestern Bell name, FREEDOM PHONE(R) and Bell logo are registered marks of Southwestern Bell Telecommunications, Inc. The mark REVLON(R) is owned by Revlon Consumer Products Corporation and the mark VIDAL SASSOON(R) is owned by Richardson-Vicks, Inc., a subsidiary of Procter & Gamble Co.

    The Company recently received a letter from Braun AG in Germany asserting that a "volumizing pic" attachment included with a hair dryer model currently being distributed by the Company in the United Kingdom falls within the scope of a patent application Braun has filed with the European Patent Office. Braun stated that it expects the patent to issue before the end of June 1995. The Company believes that Braun's claim is unfounded. The model in question, in any event, is in the process of being replaced by a new, improved model. The Company believes that the new model is not covered by Braun's patent application.

    The Company has also recently received correspondence from counsel representing Premier Networks, Inc. ("PNI") asserting that certain of the Company's telephone products infringe patents held by PNI. The Company believes that PNI's claim is unfounded.

LICENSE AGREEMENTS

    In 1993, the Company acquired exclusive rights under a Licensing and Distribution Agreement with Southwestern Bell Telecommunications, Inc. to manufacture and market single and dual-line telephones, including accessories and ancillary items, such as answering machines and caller ID machines, under the Southwestern Bell FREEDOM PHONE(R) name and the Bell logo. The Licensing and Distribution Agreement covers the retail market in the United States and its possessions and is for a total term of 25 years, with an initial term of 15 years, renewable at the Company's option for two successive terms of five years each.

    The Company entered into licensing arrangements in 1993 and 1994, respectively, to acquire the exclusive rights to manufacture and distribute personal care appliances, professional products and accessories such as hair dryers, curling appliances, lighted mirrors and personal hair products (other than liquids) under the REVLON(R) and VIDAL SASSOON(R) names, respectively. The REVLON(R) agreement, which was entered into in 1993 with Revlon Consumer Products Corporation, grants the Company exclusive rights for Western Europe, Scandinavia and Mexico for an initial term of 20 years, renewable at the Company's option for two consecutive 10-year periods. The VIDAL SASSOON(R) license entered into by the Company in 1994 with Richardson-Vicks, Inc., a subsidiary of Procter & Gamble Co., extends to countries in the Asia Pacific region and is for a term of 20 years, expiring in 2013.

    Each of the three license agreements described above require the Company to pay royalties based on a percentage of sales or a prescribed minimum fee, whichever is higher. In each case, the failure to pay such royalties permits the licensor to terminate the licenses. In addition, both the REVLON(R) and VIDAL SASSOON(R) licenses are terminable by the licensor if the Company fails to meet certain sales targets. The Company has paid all royalties due and owing under each of the license agreements and has no reason to believe that it will not be able to continue to meet such obligations in the future.

PROPERTIES

    The following table sets forth certain information concerning the Company's properties as of March 24, 1995:

                            BUILDING   OWNED/
    LOCATION                  AREA     LEASED                    DESCRIPTION
- -------------------------   --------   ------  ------------------------------------------------
                            (SQ.FT.)

East Windsor, NJ             431,000   Owned   Executive offices, warehouse/distribution and
                                                 repair facility
Rantoul, IL                  273,000   Owned   Manufacturing and distribution facility
Zona Industrial De           233,000   Owned   Costa Rica manufacturing facility and warehouse
  Cartago, Costa Rica
Stamford, CT                 165,000   Owned   Executive offices
Phoenix, AZ                  124,000   Owned   Warehouse/distribution facility and offices
Wandre, Belgium               46,000   Owned   Assembly facility, warehouse and offices
Valenciennes, France          37,000   Owned   Warehouse/distribution facility
Highland Park, IL             67,000   Leased  Manufacturing facility
Toronto, Ontario, Canada      34,000   Leased  Warehouse/distribution facility and offices
Breda, Netherlands            19,300   Leased  Warehouse and offices
Hong Kong                     16,500   Leased  Continental Conair Ltd. offices
Dusseldorf, Germany           13,500   Leased  Warehouse and offices
Montrouge, France              8,600   Leased  Babyliss S.A. offices

    Also, during 1992, 1993 and 1994, temporary facilities in independent warehouses were utilized to service the Company during peak inventory periods. The Company's facilities are generally modern and efficient and in satisfactory working condition. The Company also owns 100 acres of vacant land in Glendale, Arizona, on which it has commenced construction of a 350,000 square foot state-of-the-art warehouse and distribution facility. Construction of this facility is scheduled to be completed by the end of 1995.

LEGAL PROCEEDINGS

    The Company is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company does not believe it is presently a party to litigation that will have a material adverse effect on its business or operations. See "--Trademarks and Patents."

EMPLOYEES

    As of February 28, 1995, the Company and its subsidiaries, including Babyliss, employed approximately 3,200 persons. The Company's employees are not represented by any labor union. The Company considers its relationship with its employees to be satisfactory.

REGULATION

    The Company is subject to federal, state and local regulations in the United States and in the foreign countries in which it has operations concerning occupational safety and health, trade-related issues and consumer products safety. In addition, the Company, like most manufacturing enterprises, is subject to a variety of federal, state and local statutes and regulations governing environmental matters, including, but not limited to the Resource Conservation and Recovery Act and the Clean Air Act. Because the Company's operations generate hazardous materials, which are disposed of at off-site facilities, it is possible that the Company could be named as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act for costs associated with investigating and remediating any contamination at such sites. To date, the Company has not, to the best of its knowledge, been named as a potentially responsible party. The Company has not experienced significant difficulty in complying with such statutes or regulations, and compliance has not had an adverse effect on the Company's business.

    In the United States, Canada and Europe, most governmental authorities require Underwriters Laboratory, Inc. or other comparable safety regulation certification prior to marketing consumer electrical appliances in those jurisdictions. All of the personal care appliances marketed by the Company have such certifications or the equivalent thereof. Certain of the products sold by the Company in the United States are subject to the cosmetic purity and labelling provisions of the Fair Packaging and Labelling Act and certain rules and regulations of the Federal Food and Drug Administration.

                                   MANAGEMENT

    The following table sets forth certain information regarding the executive officers and directors of the Company as of January 31, 1995:

    NAME                    AGE                POSITION WITH THE COMPANY
- -------------------------   ----  ---------------------------------------------------
DIRECTORS
Leandro P. Rizzuto(3)       56    Director, Chairman and President
Melvin L. Braun(1)          73    Director
Maurice Lucas               61    Director and Executive Vice President
John P. Lomenzo(1)(2)       79    Director
Walter Margulies(3)         85    Director and Secretary
David Sommer(1)(2)          77    Director
Uzi Zucker                  59    Director

SENIOR EXECUTIVE OFFICERS
Ronald T. Diamond           43    Senior Vice President, Consumer Appliances and
                                    Consumer Toiletries
Barry Haber                 44    Senior Vice President, Consumer Electronics and
                                    Cuisinarts
Eugene C. Marotta           42    Senior Vice President, Professional
John J. Mayorek             47    Senior Vice President, Administration
Patrick P. Yannotta         58    Senior Vice President, Finance

EXECUTIVE OFFICERS
Paul M. Ackels              54    Vice President, Cuisinarts, Marketing
Ann Marie Cioffi            46    Vice President, Human Resources
Ralph R. Coccaro            44    Vice President, Professional, Marketing
John Denis                  47    Vice President, Consumer Toiletries, Sales and
                                    Marketing
John T. Errett              64    Vice President, Strategic Services
Maryellen Flynn             55    Vice President, Creative Services
Stuart D. Fox               52    Vice President, Sales, Retail Appliances
Barbara Hodges-Leinhart     49    Vice President, Quality Control and Research and
                                    Development-Rantoul
Kevin R. Hudak              41    Senior Group Controller
John B. Kilroy              52    Vice President, Treasurer
Frank Lindsey               45    Vice President, Consumer Appliances, Marketing
Richard A. Margulies        48    Vice President, Legal and Assistant Secretary
Jaime M. Morozowski         43    Vice President, Consumer Toiletries, Marketing
Jules Nachtigal             56    Vice President, Consumer Toiletries, Research and
                                    Development
Thomas M. Perko             45    Vice President, Consumer Electronics, Sales
James A. Porcelli           39    Vice President, Corporate Controller
Denis Rizzuto               31    Vice President, Private Label Liquids, Sales and
                                    Marketing
John A. Rusk                51    Vice President, Purchasing and Planning
Kenneth Russo               40    Vice President, Professional, Sales
Ludwig Salce                60    Vice President, Perm Development
Anthony P. Solomita         33    Vice President, Consumer Electronics, Marketing
Jack W. Wilson II           41    Vice President, Cuisinarts, Sales

- ------------

(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Executive Committee of the Board of Directors.

(3) Member of the Compensation Committee of the Board of Directors.

    Leandro P. Rizzuto is the founder of Conair and has served as the Company's Chairman and President for more than the past five years. He was elected to the Board of Directors of the Company's predecessor in 1959. He is the father of Denis Rizzuto.

    Melvin L. Braun was elected to the Board of Directors of the Company in 1987. He was a partner in the accounting firm of Deloitte & Touche LLP (and its predecessor firms) from 1960 until his retirement in 1987. Mr. Braun is also a member of the Board of Directors of Shorewood Packaging Corp.

    Maurice Lucas has served as a member of the Company's Board of Directors since 1973 and Executive Vice President of the Company for more than the past five years.

    John P. Lomenzo, a director of the Company since 1975, is a former Secretary of State of New York and has been a partner in the law firm of Field, Lomenzo & Turret, P.C. for more than the past five years.

    Walter Margulies, a director and Secretary of the Company, has been a partner in the law firm of Margulies & Margulies, P.C., General Counsel to the Company, for more than the past five years. Mr. Margulies became a director of the Company in 1966 and is the father of Richard A. Margulies.

    David Sommer was elected to the Board of Directors of the Company in 1980. Mr. Sommer is a retired Senior Vice President of Rite Aid Corporation. Mr. Sommer is also a member of the Board of Directors of Cytologics, Inc.

    Uzi Zucker became a director of the Company in 1985. He is a Senior Managing Director of Bear, Stearns & Co. Inc. and a member of the Board of Directors of the parent company, The Bear Stearns Companies Inc. In the United States, Mr. Zucker is also a director of Carnival Corporation and Titan Pharmaceuticals Inc. In Israel, Mr. Zucker is Chairman of the Board of Alliance Tire Company (1992) Ltd. and a director of The Jerusalem Economic Corporation Ltd., Industrial Buildings Corp. Ltd., Tnuport Ltd. and Mivnat Ltd.

    Ronald T. Diamond has served as Senior Vice President, Consumer Appliances and Consumer Toiletries for more than the past five years.

    Barry Haber has served as Senior Vice President, Consumer Electronics and Cuisinarts since June 1990. Prior to that, he was Senior Vice President and General Manager of the Consumer Electronics Division.

    Eugene C. Marotta has served as Senior Vice President, Professional Division for more than the past five years.

    John J. Mayorek has served as a Senior Vice President, Administration for more than the past five years.

    Patrick P. Yannotta has served as Senior Vice President, Finance since December 1993. From December 1985 to December 1993, he was Vice President, Finance.

    Paul M. Ackels has served as Vice President, Cuisinarts, Marketing since May 1990 and was Vice President, Sales, Hamilton Beach, Inc. from June 1988 to February 1990.

    Ann Marie Cioffi has served as Vice President, Human Resources since June 1990. From 1986 to June 1990, she was Corporate Director, Human Resources.

    Ralph R. Coccaro has served as Vice President, Professional, Marketing since October 1994. Prior to joining the Company, he was Director of Marketing for ABBA Pure & Natural Products from August 1993 to September 1994. Prior to that, he was Senior Vice President, Business Development for Sebastian International Inc. from January 1993 to August 1993 and for the prior two years Vice President, Sales and Marketing. Prior to that, he was General Manager of Berner Company.

    John Denis has served as Vice President, Consumer Toiletries, Sales and Marketing for more than the past five years.

    John T. Errett has served as Vice President, Strategic Services for more than the past five years.

    Maryellen Flynn has served as Vice President, Creative Services since April 1993. Prior to that, she was a consultant to Shiseido International Co. from May 1992 to March 1993 and Vice President, Co-Creative Director for Grey Advertising from 1986 to 1992.

    Stuart D. Fox was appointed Vice President, Sales, Retail Appliances effective January 1, 1995 and prior to that was Vice President, Sales for Hamilton Beach--Proctor/Silex, Inc. from January 1984 to December 1994.

    Barbara Hodges-Leinhart has served as Vice President, Quality Control and Research and Development-Rantoul for more than the past five years.

    Kevin R. Hudak has served as Senior Group Controller since January 1994. He was Divisional Controller from June 1990 to December 1993 and Special Assistant to the President from September 1989 to June 1990.

    John B. Kilroy has served as Vice President, Treasurer since December 1993 and was appointed Treasurer of the Company in August 1990. He served as Director of Corporate Finance for Betz Laboratories, Inc. from 1973 to 1989.

    Frank Lindsey has served as Vice President, Consumer Appliance, Marketing for more than the past five years.

    Richard A. Margulies has served as Vice President, Legal since August 1990 and was Corporate Counsel prior to that. Mr. Margulies is the son of Walter Margulies, a Director and Secretary of the Company.

    Jaime M. Morozowski has served as Vice President, Consumer Toiletries, Marketing for more than the past five years.

    Jules Nachtigal has served as Vice President, Consumer Toiletries, Research and Development for more than the past five years.

    Thomas M. Perko has served as Vice President, Consumer Electronics, Sales since January 1993. Prior to that, he was National Sales Manager, Consumer Electronics from November 1990 to December 1994 and prior to that was Regional Sales Manager, Consumer Electronics.

    James A. Porcelli was appointed Vice President, Corporate Controller in December 1994. Mr. Porcelli served as Corporate Controller of the Company from December 1985 to December 1994.

    Denis Rizzuto has served as Vice President, Private Label Liquids since December 1992. Prior to that, he was Director of Sales/Marketing of Private Label Liquids from September 1989 to December 1992. Mr. Rizzuto is the son of Leandro P. Rizzuto.

    John A. Rusk has served as Vice President, Purchasing and Planning for more than the past five years.

    Kenneth Russo has served as Vice President, Professional, Sales since September 1994. Prior to that he was Director of Marketing, Professional from July 1989 through August 1994.

    Ludwig Salce has served as Vice President, Perm Development since February 1993. Prior to joining the Company, he was Director, Perm Technology of Zotos International, Inc.

    Anthony P. Solomita was appointed Vice President, Consumer Electronics, Marketing in December 1994. From 1993 to 1994, he was Director of Marketing, Consumer Electronics and from 1990 to 1992, he was Marketing Manager, Consumer Electronics.

    Jack W. Wilson II has served as Vice President, Cuisinarts, Sales since October 1992 and was National Sales Manager, Cuisinarts from November 1990 to September 1992. Prior to that, he was Regional Sales Manager, Consumer Electronics.

BOARD COMMITTEES, COMPENSATION AND TERMS OF OFFICE

    The Board of Directors currently maintains an Executive Committee, an Audit Committee and a Compensation Committee. Messrs. Lomenzo and Sommer are members of the Executive Committee, Messrs. Braun, Lomenzo and Sommer are members of the Audit Committee and Messrs. Margulies and Rizzuto are members of the Compensation Committee. Mr. Rizzuto is President of the Company. Directors receive $3,000 for each meeting of the Board of Directors and $1,000 for each Executive, Audit and Compensation Committee meeting attended. Directors who are also officers, as well as directors who are also consultants or legal advisors to the Company, receive no additional compensation for services rendered as a director. All directors hold office until the next meeting of the stockholders of the Company and until their successors are elected and qualified. Approval of the Company's independent directors will be required in connection with transactions between the Company and related parties.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to the Company's chief executive officer and each of the four most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000, in each case for all services rendered during the fiscal years ended December 31, 1992, 1993 and 1994:

                                                                                     LONG-TERM COMPENSATION
                                                         ANNUAL COMPENSATION
                                                     ---------------------------    ------------------------
                                                                      OTHER         RESTRICTED    SECURITIES
            NAME                                                     ANNUAL           STOCK       UNDERLYING
     PRINCIPAL POSITION        YEAR      SALARY       BONUS      COMPENSATION(1)      AWARDS       OPTIONS
- ----------------------------   ----    ----------    --------    ---------------    ----------    ----------
Leandro P. Rizzuto..........   1994    $1,000,000    $  --           $51,200
  Chairman and President       1993     1,750,000     300,000         53,400
                               1992     1,750,000       --            56,300

Ronald T. Diamond...........   1994       446,000     200,000         17,300
  Senior Vice President,       1993       398,000     150,000         20,200
  Consumer Appliances and      1992       356,000     100,000         24,300
  Consumer Toiletries

Barry Haber.................   1994       356,000     150,000         20,600
  Senior Vice President,       1993       316,000     125,000         23,600
  Consumer Electronics and     1992       280,700     100,000         25,700
  Cuisinarts

John J. Mayorek.............   1994       275,600     108,800         14,900
  Senior Vice President,       1993       250,600      35,000         18,800
  Administration               1992       228,600      25,000         22,000

Richard A. Margulies........   1994       259,800      65,000         18,900
  Vice President, Legal and    1993       229,800      60,000         22,500
  Assistant Secretary          1992       204,800      50,000         31,100

- ------------

(1) Includes amounts paid or reimbursed by the Company to purchase life and disability insurance under its Executive Life and Disability Insurance Program which benefits officers of the Company, amounts paid by the Company for medical reimbursement under the Company's Executive Medical Reimbursement Plan which benefits officers and amounts set aside for these individuals under the Company's Profit Sharing Plan and Employee Stock Ownership Plan. (The Company's Employee Stock Option Ownership Plan was merged into the Profit Sharing Plan, effective December 31, 1994.)

EMPLOYMENT AGREEMENT

    The Company and Leandro P. Rizzuto are parties to an employment agreement dated June 20, 1985, for a term through June 30, 1996, subject to automatic renewals of successive one-year periods, pursuant to which the Company employs Mr. Rizzuto as Chairman and President of the Company at a base annual salary and incentive compensation to be determined annually by the Executive Committee of the Board of Directors. Mr. Rizzuto receives insurance and other benefits in accordance with the Company's practice.

EMPLOYEES AND DIRECTORS STOCK PLAN

    The Conair Corporation Employees and Directors Stock Plan (the "Plan") was adopted by action of the Company's Board of Directors on December 15, 1994, and approved by the Company's sole common stockholder on December 22, 1994. A maximum of 2.5 million shares of Class A Common Stock (subject to adjustment as described below) have been reserved by the Company for issuance under the Plan pursuant to options and restricted stock awards under the Plan.

    The Plan is administered by a committee of the Company's Board of Directors (the "Committee"), the composition of which may be intended to satisfy the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and section 162(m) of the Internal Revenue Code of 1986 (the "Code"), to the extent applicable. The fact that a Committee member may fail to qualify under either of the foregoing requirements will not invalidate any award which is otherwise validly made under the Plan. The Company's Board of Directors has appointed Messrs. Margulies and Rizzuto to be members of the Committee.

    During the 10-year period ending in 2004, the Committee has authority, subject to the terms of the Plan, (i) to exercise all powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any agreements executed pursuant thereto, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all necessary or advisable administrative determinations and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

    Under the Plan, the Committee may grant "incentive stock options" ("ISOs") within the meaning of Code section 422, "nonqualified stock options" ("NQSOs") and restricted stock awards to officers, directors (including non-employee directors) and executive, managerial or professional employees of the Company and any of its affiliates (as defined in the Plan), except that ISOs may be granted only to employees of the Company and its subsidiaries. There are
approximately       eligible employees and directors. In any year, no person may be granted options under the Plan covering more than 250,000 shares of Class A Common Stock.

    To the extent an option intended to be an ISO fails for any reason to qualify as an ISO, such option shall be regarded as a NQSO if such option meets the Plan's requirements for NQSOs. To the extent that the aggregate fair market value (as defined in the Plan) of Class A Common Stock with respect to which ISOs granted under the Plan and all other option plans of the Company (determined as of the date of grant) or its subsidiaries exercisable for the first time by an individual during any calendar year exceeds $100,000, such options shall be treated as NQSOs.

    Options may be exercisable during the term of the option at such times, in such amounts, in accordance with such terms and conditions, and subject to such restrictions, as may be determined by the Committee; provided, that no option may be exercisable over a period greater than ten years from the date of grant (five years in the case of an ISO granted to an individual who, at the time of grant, owns shares possessing 10% or more of the total combined voting power of all classes of stock of the Company, and its subsidiaries (a "10% Stockholder")); and, provided, further, that options shall not be exercisable for 12 months following a hardship distribution subject to applicable Treasury regulations under Code section 401(k). The Committee may, with the grantee's consent, cancel any award and issue a new award in substitution therefor, provided that the substituted award satisfies all applicable Plan requirements as of the date made. Option agreements may provide that the Company shall have a right of first refusal with respect to any shares of Class A Common Stock.

    The exercise price of an option (the "Option Price") may not be less than 100% of the fair market value of the Class A Common Stock for which it will be exercisable on the date of grant (110% in the case of an ISO granted to a 10% Stockholder).

    Unless an applicable plan agreement provides otherwise, all of a grantee's outstanding options terminate upon his termination of service with the Company for any reason, except that: (i) if the grantee's service terminates other than for cause (as defined in the Plan) or on account of the grantee's death, the grantee's vested options remain exercisable until 90 days following termination of service, or, if earlier, the date such options terminate (other than on account of termination of service), and (ii) if the grantee's service terminates on account of death, or if he dies within the period described in (i), his vested options remain exercisable until one year after the grantee's death, or, if earlier, the date such options terminate (other than on account of termination of service).

    The Committee may grant restricted stock awards, in such amounts and subject to such terms and conditions as the Committee shall determine. The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of service, upon the attainment of specified performance goals and/or upon such other criteria as the Committee may determine. Unless the applicable plan agreement provides otherwise or the Committee otherwise determines, restricted stock awards terminate upon termination of the grantee's service for the Company. Unless an applicable plan agreement otherwise provides, a grantee may vote and receive dividends on restricted stock awarded under the Plan and any stock received as a dividend on or in connection with a stock split of a restricted stock award shall be subject to the same restrictions as such restricted stock. No restricted stock award may vest more than ten years after grant.

    The Company's Board of Directors may amend, suspend or discontinue the Plan at any time except that, no amendment shall impair any rights under any outstanding award without the grantee's consent and except that (with certain exceptions) unless an amendment is approved (at a meeting held within 12 months before or after the date of such amendment) by the holders of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote, no such amendment may (i) materially increase the benefits accruing to grantees under the Plan, (ii) materially increase the maximum number of shares as to which awards may be granted under the Plan or as to which options may be granted under the Plan in any year, (iii) materially change the requirements as to eligibility for participation in the Plan, (iv) provide for the grant of options having an Option Price less than the fair market value of Class A Common Stock on the date of grant, (v) permit an option to be exercisable, or a restricted stock award to vest, more than ten years after grant or (vi) extend the term of the Plan beyond ten years.

    Awards may be transferred by a grantee only by will or by the laws of descent and distribution, and options may be exercised during the grantee's lifetime only by the grantee.

    The Committee may require a grantee to remit, or may deduct from payments due to a grantee, an amount sufficient to satisfy all governmental withholding tax requirements. Under Plan rules, a grantee may elect to satisfy any withholding tax requirements by delivery of unrestricted shares of Class A Common Stock or, with Committee permission, by withholding shares otherwise issuable pursuant to the award giving rise to the withholding obligation.

    Since the adoption of the Plan, NQSOs to purchase an aggregate of shares of Class A Common Stock have been granted to the following participants:

                                                         NUMBER OF          EXERCISE
    NAME/GROUP OF OPTIONEES                           OPTIONS GRANTED       PRICE(S)
- ---------------------------------------------------   ---------------    ---------------
All current executive officers as a group                [ 300,000]          [$10.50]
All directors who are not executive officers
[Any nominee of a director]
[Any associate of any of the foregoing]
Each other person who has received 5% of the
  options granted
All other employees as a group

    Prior to the Offering, the Company intends to grant restricted stock awards, with a five year vesting period, for up to 100,000 shares of Class A Common Stock to certain executive officers.

    Generally, under applicable provisions of the Code, the profit realized by a grantee upon exercise of a NQSO is taxed as ordinary income to the grantee. The Company is entitled to a compensation deduction in the same amount and at the same time.

    An optionee who holds the stock received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the receipt of stock on exercise generally pays no tax until the stock is sold, at which time any profit or loss realized is long-term capital gain or loss, as the case may be; the Company gets no tax deduction at any time. The spread at exercise of an ISO is effectively treated as a tax preference item in the exercise year, for purposes of calculating the grantee's alternative minimum tax.

    An optionee who sells the stock received on exercise of an ISO within two years after the option was granted or within one year of receipt of the stock is taxed on the profit up to the date of exercise (which is ordinary income) and the Company is entitled to a corresponding tax deduction; the income and deduction items are recognized by the grantee and the Company, respectively, in the year the stock is sold. Appreciation or depreciation after the date of exercise is taxable to the grantee as capital gain or loss, respectively, and is nondeductible by the Company.

    Generally, on exercise of an NQSO, the amount by which the fair market value of the shares of the Class A Common Stock on the date of exercise exceeds the purchase price of such shares will be taxable to the Plan participant as ordinary income, and will be deductible for tax purposes by the Company or its Affiliates in the year in which the Plan participant recognizes income.

    The Company may be required to withhold tax on the amount of the income recognized by the optionee upon exercise of an NQSO and upon transfer of stock received on exercise of an ISO.

    Generally, at the time a restricted stock award vests, the grantee of the award will realize ordinary income in an amount equal to the fair market value of the restricted stock and any cash delivered at the time of vesting, and the Company will be entitled to a corresponding deduction. However, if an employee makes a special tax election to recognize income with respect to the restricted stock award on the date of grant, the amount of ordinary income will be determined on such date. Dividends paid to the holder before the award vests will also be ordinary income to the employee and deductible as such by the Company.

    In 1993, Code section 162(m) was enacted, which precludes a publicly-held corporation from deducting compensation in excess of $1 million per year paid to each of the Company's chief executive officer and the four most highly compensated other employees of the Company at the end of the Company's taxable year. There are exceptions for qualified performance based compensation (including certain stock options), and for awards relating to periods prior to the time the corporation became publicly-held, if certain conditions are met. Although the Company intends that amounts relating to stock options to be awarded under the Plan will be fully deductible, there can be no assurance such awards will satisfy the applicable requirements. Restricted stock awards generally do not generate qualified performance based compensation, within the meaning of Code section 162(m) and amounts paid in respect thereof may not be fully deductible.

                              CERTAIN TRANSACTIONS

    The Company and Leandro P. Rizzuto are parties to an employment agreement, dated June 20, 1985, for a term through June 30, 1996, subject to automatic renewals of successive one year periods, pursuant to which the Company employs Mr. Rizzuto as Chairman and President of the Company at a base annual salary and incentive compensation to be determined annually by the Executive Committee of the Board of Directors. Mr. Rizzuto's base salary and incentive compensation will be subject to upward adjustments at the discretion of the Board.

    In 1986, the Company leased its Stamford, Connecticut executive office facility from Leandro P. Rizzuto, President and sole common stockholder of the Company. In 1993, such lease was at a cost of $2,622,500 under a net lease requiring the Company to pay all taxes, charges and expenses. The rental was determined by an independent appraisal. On March 15, 1994, the Company acquired this facility from Leandro P. Rizzuto for $20 million. The purchase price was based on an independent appraisal. A 10-year unsecured loan in the amount of $20 million was obtained by the Company to finance this acquisition. The interest rate on this loan is 7%. The Company leased back to Mr. Rizzuto a portion of the facility for a period of 99 years subject to the Company's option, for a period of 10 years, to buy back the lease rights. The option price for the Company to repurchase the lease rights is $4 million for the first five years, escalating to $6.4 million over the remaining five years. The initial option price was determined based on an independent appraisal. On February 28, 1995, the Company exercised this option and the closing is scheduled for March 31, 1995.

    The Company occasionally charters a jet that is beneficially owned by Leandro P. Rizzuto. In 1992, 1993 and 1994, the Company paid $376,200, $350,100 and $323,200, respectively, to Mr. Rizzuto as charter payments. These payments approximate amounts charged by Mr. Rizzuto to unaffiliated parties.

    On October 20, 1992, the Company received $10 million upon the issuance to Leandro P. Rizzuto of a $10 million par value 10% Subordinated Promissory Note due April 27, 2003. Interest is payable semi-annually on June 15 and December
15. The principal balance is due at maturity. These notes are subordinated to the Series A Senior Fixed Rate Notes, the Series B Senior Rate Reset Notes and certain bank credit facilities of the Company. In 1993, the Company prepaid $4 million of this loan at par and the Company expects to repay the $6 million balance at par with a portion of the proceeds of this Offering.

    On July 1, 1994, the Company purchased from Leandro P. Rizzuto his 50% interest in Rusk, Inc. at his cost of $575,000. Rusk, Inc. is a marketer of upscale, professional-only hair care products.

    In 1992, 1993 and 1994, the Company paid $69,000 each year to Melvin L. Braun for consulting fees. Mr. Braun is a director of the Company.

    In 1992, 1993 and 1994, the Company paid $75,000 each year to John P. Lomenzo for legal fees. Mr. Lomenzo is a director of the Company.

    Maurice Lucas, an officer and director of the Company, is an officer and principal stockholder of L&R Distributors, Inc., an independent New York based distributor of hair care and personal care products. In 1992, 1993 and 1994, L&R Distributors, Inc. purchased products from the Company in the amounts of $1,701,000, $1,401,000 and $1,668,000, respectively. The prices charged to L&R Distributors, Inc. were consistent with the amounts charged by the Company to other independent distributors.

    In 1992, 1993 and 1994, the Company paid approximately $54,000, $43,000 and $43,000, respectively, to the law firm of Margulies & Margulies, P.C. for legal fees. Walter Margulies, a director of the Company, and Richard A. Margulies, a Vice President of the Company, are partners in this law firm. Richard Margulies now works full-time for the Company.

    On October 20, 1992, the Company sold 5,000 shares of its Series A Convertible Preferred Stock to the Profit Sharing Plan of the Company for the sum of $5 million. On July 1, 1993 these shares were sold by the Profit Sharing Plan to the Conair Employee Stock Ownership Plan for the sum of $5 million. Effective as of December 31, 1994, the Conair Employee Stock Ownership Plan was merged into the Company's Profit Sharing Plan, with the result that the Series A Convertible Preferred Stock are currently held by the Company's Profit Sharing Plan.

                             PRINCIPAL STOCKHOLDER

    Leandro P. Rizzuto, 1 Cummings Point Road, Stamford, Connecticut 06904, as trustee of the Leandro P. Rizzuto Revocable Trust, beneficially owns all of the Company's outstanding stock as of the date of this Prospectus. Mr. Rizzuto has the right to vote and dispose of the shares held by the Trust. No other director, executive officer or other person beneficially owns any shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue (i) [ ] million shares of Common Stock, par value $.01 per share, divided into two classes, one designated Class A Common Stock, with 50 million shares authorized and the other class designated Class B Common Stock, with [ ] million shares authorized, (ii) 5 million shares of Preferred Stock, par value $.01 per share and (iii) 5,000 shares of Series A Convertible Preferred Stock, par value $1.00 per share.

    The following description is a summary and is subject to the detailed provisions of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and By-laws, does not purport to be complete and is qualified by reference thereto.

COMMON STOCK

    All currently outstanding shares of the Class B Common Stock are, and the Shares offered hereby will be, fully paid and nonassessable. The holder of the Company's currently outstanding shares of Class B Common Stock does not have, and holders of the Shares will not have, any preemptive rights to subscribe for or purchase any additional securities issued by the Company. No redemption or sinking fund provisions are associated with the Class A Common Stock or Class B Common Stock. Cumulative voting is not permitted by holders of either the Class A Common Stock or Class B Common Stock.

    Voting. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of the stockholders of the Company. Except as described below, proposals submitted to a vote of the stockholders of the Company will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class (or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock as a single class with such holders of Preferred Stock).

    The holders of Class A Common Stock are entitled to vote separately as a class to elect 25% of the total number of directors constituting the entire Board of Directors of the Company. If 25% of the total number of directors constituting the entire Board of Directors is not a whole number, then it is rounded up to the nearest whole number of directors that is at least 25% of such membership. Holders of Class B Common Stock are entitled to vote separately as a class to elect the remaining directors.

    In accordance with Section 242 of the Delaware General Corporation Law, the holders of a majority of all outstanding shares of Class A Common Stock or Class B Common Stock, voting as separate classes, must also approve amendments to the Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, provided that any proposed amendment to the Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of Class B Common Stock or Preferred Stock shall not be deemed to be amendments that would adversely affect the holders of Class A Common Stock.

    The Principal Stockholder holds shares of Class B Common Stock constituting
approximately       % of the voting power of the outstanding Common Stock, which will allow him to control all actions to be taken by the stockholders, including the election of 75% of the total number of directors constituting the Board of Directors. Mr. Rizzuto will be able to convert a portion of the shares of Class B Common Stock into Class A Common Stock and obtain the power to elect the directors to be elected by the holder of the Class A Common Stock while retaining sufficient shares of Class B Common Stock to elect the remainder of the Board of Directors. See "Investment Considerations-- Anti-Takeover Effect of Capital Structure; Control by Principal Stockholder."

    The Company's Restated Certificate of Incorporation provides that, so long as any shares of Class B Common Stock are outstanding, any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This would permit the Principal Stockholder to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting.

    Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends at the same rate if, as and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor after payment of dividends required to be paid on the Preferred Stock, if any. In the case of any dividend paid other than in cash, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividend pro rata on a per share basis.

    If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

    Restrictions on Transfer. No person holding shares of Class B Common Stock (a "Class B Holder") may transfer such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee (as defined in the Restated Certificate of Incorporation), which, in general, consists of the following: (1) if the Class B Holder is a natural person: (i) the spouse of a Class B Holder; provided, that, upon divorce any shares of Class B Common Stock held by the spouse shall immediately and automatically be converted into Class A Common Stock on a share-for-share basis, except to the extent that, and for so long as, the Class B Holder retains the power to vote or direct the vote of such shares, (ii) a lineal descendent (which shall include descendants by birth or adoption) of a great grandparent of a Class B Holder (a "Descendant"), (iii) the trustee of a trust for the benefit of a Class B Holder or a Descendant, (iv) an organization established by a Class B Holder to which contributions are deductible for federal income, estate or gift tax purposes (a "Charitable Organization"), (v) any partnership in which all of the partners are, and all of the partnership interests are owned by, a Class B Holder and/or such Class B Holder's spouse or Descendants or (vi) any corporation that is wholly owned by a Class B Holder and/or such Class B Holder's spouse or Descendants; (2) in the case of an estate of a deceased Class B Holder, or an estate of a bankrupt or insolvent Class B Holder, any person determined to be a Permitted Transferee of such Class B Holder pursuant to clause (1) above; (3) in the case of a Class B Holder that is a trust (other than an irrevocable trust) or a Charitable Organization, the person transferring Class B Common Stock to such trust or Charitable Organization or any Permitted Transferee of such transferor determined pursuant to clause (1) above, and in the case of an irrevocable trust, any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust, whether by power of appointment or otherwise; or (4) in the case of a Class B Holder that is a partnership or a corporation, any partner of such partnership or a shareholder of such corporation, respectively, or any Permitted Transferee of such partner or shareholder determined pursuant to clause (1) above.

    Conversion. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of a transfer of shares of Class B Common Stock to any person other than a Permitted Transferee, each share of Class B Common Stock so transferred automatically shall be converted into one share of Class A Common Stock. Each share of Class B Common Stock shall also automatically convert into one share of Class A Common Stock if, on the record date for any annual meeting of the stockholders, the number of shares of Class B Common Stock then outstanding is less than 20% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

    Liquidation. Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation.

    Further Issuances of Class B Common Stock. Except pursuant to any subdivision of the Class B Common Stock by way of a stock split, stock dividend, reclassification, recapitalization or otherwise, any issuances by the Company of shares of Class B Common Stock after the Offering shall require the affirmative vote of a holder of a majority of the outstanding shares of the Class B Common Stock.

    Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

PREFERRED STOCK

    The Board of Directors is empowered under the Company's Restated Certificate of Incorporation and without further stockholder action by resolution to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights, preferences, privileges and restrictions of the shares of any series so established, except that, the Board of Directors may not issue any shares of Preferred Stock that have the right (i) to vote for the election of any directors under ordinary circumstances or (ii) under any circumstances to elect 50% or more of the Company's directors, unless holders of a majority of the outstanding shares of Class B Common Stock have approved the issuance of such shares of Preferred Stock. This requirement for the approval of holders of Class B Common Stock reinforces the ability of the holders of Class B Common Stock to control all actions to be taken by the stockholders, including the election of 75% of the total number of directors constituting the Board of Directors. The issuance of Preferred Stock by the Board of Directors could affect the rights of holders of shares of Common Stock. For example, issuance of the Preferred Stock could result in a class of securities outstanding that will have certain preferences with respect to dividends and in liquidation over the Common Stock, and may enjoy certain voting rights, contingent or otherwise, in addition to that of the Common Stock, and could result in the dilution of the voting rights, net income per share and net book value of the Common Stock. Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company. Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue, and has issued, 5,000 shares of Series A Convertible Preferred Stock. There are no agreements or understandings for the issuance of any other shares of Preferred Stock.

SERIES A CONVERTIBLE PREFERRED STOCK

    General. All of the authorized shares of Series A Convertible Preferred Stock of the Company (the "Series A Stock") have been issued and are owned by Maurice Lucas, Walter Margulies and Leandro P. Rizzuto, as trustees of the Profit Sharing Plan of the Company.

    Ranking. The Series A Stock ranks prior to the Common Stock and the shares of any classes or series of capital stock other than the Common Stock, which by their terms are junior to the Series A Stock as to dividend rights and rights upon liquidation, winding up or dissolution (the "Junior Stock"). The Series A Stock ranks pari passu with or junior to any class or series of capital stock designated as being on a parity with ("Parity Stock") or senior to, respectively, the Series A Stock.

    Dividend Rights. The holders of Series A Stock are entitled to receive, if, when and as declared by the Board of Directors, out of funds legally available therefor, cash dividends at an annual rate of $100.00 per share. Dividends on the Series A Stock are payable, if declared, quarterly in four equal installments on or about the 15th day of January, April, July and October in each year. If the date for the payment of any dividend is not a business day, then such dividend is payable on the next succeeding business day. Dividends are cumulative and accrue on a day-to-day basis whether or not declared and whether or not earned after the date of issuance.

    Unless all dividends on the Series A Stock have been paid or declared and funds set apart for payment thereof, no Series A Stock, Parity Stock or Junior Stock may be redeemed, purchased or otherwise acquired by the Company or any of its subsidiaries, and no dividend or other distribution (other than in Junior Stock) may be paid or declared and set aside for payment or made upon any Junior Stock.

    Liquidation Value. The holders of Series A Stock are entitled to receive per share in preference to the holders of Junior Stock the sum of $1,000.00, plus any accrued but unpaid dividends in the event of any dissolution of the Company, before any distribution is made to holders of Junior Stock. Upon such dissolution, such preferential amounts with respect to the Series A Stock and any Parity Stock, if not paid in full, will be distributed pro rata in proportion to the respective amounts which the Series A Stock and such Parity Stock are entitled.

    Voting Rights. The holders of the Series A Stock are not entitled to any voting rights, except as required by law and as set forth below.

    A vote of holders of at least a majority of the shares of Series A Stock, voting separately as a class, is required for any amendment, alteration or repeal of any provisions of the Restated Certificate of Incorporation of the Company, which materially and adversely affects any of the preferences, rights, powers or privileges of the Series A Stock or the holders thereof.

    An affirmative vote of at least a majority of the total number of outstanding shares of Series A Stock and of any series of Preferred Stock having the right to vote as a class on such matter, voting as a class, is required to increase the authorized amount of the Preferred Stock or the Series A Stock.

    Redemption at the Option of the Company. The Company may, at its election, redeem shares of the Series A Stock in whole or in part on the occurrence of any of the following events: (i) a change in tax law with respect to the deductibility of any dividends paid on the Series A Stock, (ii) at any time following October 1, 1995 when the fair market value of the Series A Stock, as appraised by an independent financial expert, equals or exceeds $1,500.00 per share, or (iii) the termination of the Profit Sharing Plan of the Company.

    The redemption price is $1,000.00 per share, plus an amount equal to the accrued but unpaid dividends thereon to the redemption date. The Company may pay the redemption price in cash, in shares of Class A Common Stock or Readily Marketable Securities (as defined), or in a combination of the foregoing.

    Redemption at the Option of the Holder. At the option of the holder of the shares of Series A Stock, the Company must, subject to any contractual restrictions on its ability to do so, redeem such shares at the redemption price, in cash or, if the Company so elects, in shares of Class A Common Stock or Readily Marketable Securities, or a combination of the foregoing.

    Any holder of the shares of Series A Stock may exercise this option (i) when it is necessary to provide for distributions required to be made to participants under, or to satisfy an investment election provided to participants in accordance with, the Profit Sharing Plan, or any successor plan, or (ii) when necessary to meet diversification requirements set forth in the Internal Revenue Code of 1986, as amended.

    Conversion of Series A Stock. Any holder of shares of Series A Stock may convert such shares into shares of Class A Common Stock at any time and from time to time. The number of shares of Class A Common Stock issued upon conversion upon each share of Series A Stock is equal to $1,000.00 divided by
the Conversion Price, i.e., $    , which Conversion Price is subject to
adjustment. Adjustments are permitted if the Company declares a dividend on the Common Stock in shares of its capital stock, subdivides, combines or reclassifies the Common Stock, or the Company sells Common Stock to its common stockholders at a price per share less than the Current Market Price (as defined), or the Company makes a distribution to its common stockholders of debt securities, assets or rights to subscribe for securities of the Company.

    In addition, if, after the date the Company would be allowed a deduction for federal income tax purposes in the full amount of the dividends paid on the Series A Stock, the Series A Stock is transferred to any person other than any successor trustee under the Profit Sharing Plan, the shares of Series A Stock so transferred shall be automatically converted into shares of Class A Common Stock on the terms described in the preceding paragraph.

    The Company expects that its Series A Stock will be converted into shares of Class A Common Stock concurrently with the Offering.

CERTAIN PROVISIONS OF DELAWARE LAW

    Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interest stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Class A Common Stock is
                                    .

OTHER

    Special meetings of stockholders may only be called by the Board of Directors. The Company's By-laws provide that the Board of Directors has the power to fill newly created directorships and vacancies in the Board.

    In addition, the Company's By-laws provide that a stockholder must provide advance notice of nominations of directors to be made at, and of business proposed to be brought before, a stockholders meeting. The failure to deliver proper notice within the periods specified in the By-laws will result in the denial to the stockholder of the right to make such nominations or propose such action at the meeting.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding [       ]
shares of Class A Common Stock, including the       shares of Class A Common
Stock offered hereby,       shares of Class A Common Stock issued upon the
conversion of the Company's Series A Convertible Preferred Stock to the Profit
Sharing Plan of the Company, and       shares of Class A Common Stock issued
pursuant to restricted stock awards granted under the Company's Employees and
Directors Stock Plan, and [      ] million shares of Class B Common Stock. The
      shares of Class A Common Stock offered hereby will be freely tradeable and the remaining shares of Class A Common Stock outstanding and the [ ] million shares of Class B Common Stock will be "restricted securities" for the purposes of the Securities Act. Such restricted securities (including the Class B Common Stock which are immediately convertible into Class A Common Stock) will be eligible for resale 180 days after the completion of this Offering pursuant to, and subject to the volume and manner of sale limitations of, Rule 144 under the Securities Act.

    The Company and its senior executive officers, including Leandro P. Rizzuto, as beneficial owner of all outstanding shares of Class B Common Stock, have agreed pursuant to certain agreements (the "Lock-up Agreements") not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares or securities convertible into or exchangeable for Common Stock, other than sales contemplated hereby or pursuant to employee stock option plans in effect on the date of this Prospectus for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the U.S. Underwriters and the Managers.

    The Company has agreed that it will not file any registration statement under the Securities Act, except for a registration on Form S-8 with respect to
[       ] shares of Class A Common Stock issuable under the Company's employee benefit plans in effect on the date of this Prospectus, during the 180-day period after the date of this Prospectus without the prior written consent of the representatives of the U.S. Underwriters and the Managers. The Company may file a registration statement on Form S-8 under the Securities Act to register shares of Class A Common Stock issued pursuant to the Company's employee stock option plans in effect as of the date of this Prospectus. See "Management-- Employees and Directors Stock Plan." Shares of Class A Common Stock covered by this registration statement will be eligible for sale in the public market after the effective date of the registration statement, subject, where applicable, to the Lock-up Agreements.

    In general, under Rule 144, as currently in effect, a shareholder (or shareholders whose securities are aggregated) who (together with predecessor holders who were not "affiliates" of the Company (as such term is defined in Rule 144 under the Securities Act, "Affiliates")) has beneficially owned Common Stock which is treated as "restricted securities" (as defined in Rule 144) for at least two years from the date such restricted securities were acquired from the Company or an Affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the Company's Class A Common Stock then outstanding or the average weekly trading volume in the Company's Class A Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. In addition, Affiliates of the Company must comply with the restrictions and requirements of Rule 144 (other than the two-year holding period requirements) in order to sell Class A Common Stock that are not restricted securities (such as Class A Common Stock acquired by Affiliates in the Offering).

    Furthermore, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or an Affiliate, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to such sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

    Prior to the Offering, there has been no public market for the Class A Common Stock. No prediction can be made as to the effect, if any, that market sales of Class A Common Stock or the availability of shares for sale will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

    The underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Bear, Stearns & Co. Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed with the Company, subject to the terms and conditions of the U.S. Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company the aggregate number of U.S. Shares set forth opposite their respective names below:


                                                                    NUMBER OF
                   NAME OF U.S. UNDERWRITER                        U.S. SHARES
- ---------------------------------------------------------------   -------------
Bear, Stearns & Co. Inc. ......................................
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated........................................

                                                                  -------------
           Total...............................................
                                                                  -------------
                                                                  -------------


    The Managers of the concurrent International Offering named below (the "Managers"), for whom Bear, Stearns International Limited and Merrill Lynch International Limited are acting as lead Managers, have severally agreed with the Company, subject to the terms and conditions of the International Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), to subscribe and pay for the aggregate number of International Shares set forth opposite their respective names below:

                                                                    NUMBER OF
                                                                  INTERNATIONAL
                        NAME OF MANAGER                              SHARES
- ---------------------------------------------------------------   -------------
Bear, Stearns International Limited............................
Merrill Lynch International Limited............................

                                                                  -------------
    Total......................................................
                                                                  -------------
                                                                  -------------

    The nature of the respective obligations of the U.S. Underwriters and the Managers is such that all of the U.S. Shares and all of the International Shares must be purchased if any are purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect of such liabilities.

    The Company has been advised that the U.S. Underwriters propose to offer the U.S. Shares in the United States and the Managers propose to offer the International Shares outside the United States, initially at the public offering price set forth on the cover page of this Prospectus and to certain selected
dealers at such price less a concession not to exceed $      per share; that the
U.S. Underwriters and the Managers may allow, and such selected dealers may
reallow, a concession to certain other dealers not to exceed $      per share;
and that after the commencement of the Offering, the public offering price and the concessions may be changed.

    The Company has granted the U.S. Underwriters and the Managers options to purchase in the aggregate up to 1,300,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. The options may be exercised in whole or in part at any time within 30 days after the date of this

Prospectus. To the extent the options are exercised, the U.S. Underwriters and the Managers will be severally committed, subject to certain conditions, to purchase the additional shares in proportion to their respective purchase commitments as indicated in the preceding tables.

    Pursuant to an agreement between the U.S. Underwriters and the Managers (the "Agreement Between"), each U.S. Underwriter has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, (a) it is not purchasing any U.S. Shares for the account of anyone other than a U.S. Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. Person or a dealer who similarly agrees. Similarly, pursuant to the Agreement Between, each Manager has agreed that, as part of the distribution of the International Shares and subject to certain exceptions, (a) it is not purchasing any of the International Shares for the account of any U.S. Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the International Shares or distribute any prospectus relating to the International Offering in the United States or to any U.S. Person or a dealer who does not similarly agree. As used herein, "U.S. Person" means any resident or citizen of the United States, any corporation, pension, profit sharing or other trust, or other entity organized under or governed by the laws of the United States or of any political subdivision thereof (other than the foreign branch of any U.S. Person), any estate or trust, the income of which is subject to United States federal income taxation regardless of the source of its income, and any United States branch of a person other than a U.S. Person. The term "United States" means the United States of America, its territories, its possessions and other areas subject to its jurisdiction.

    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Class A Common Stock as may be mutually agreed upon. The price of any shares so sold shall be the public offering price as then in effect for the Class A Common Stock being sold by the U.S. Underwriters and the Managers, less an amount not greater than the selling concession allocable to such Class A Common Stock. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between, the number of shares initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount specified on the cover page of this Prospectus.

    Each U.S. Underwriter and each Manager has represented and agreed that (a) it has not offered or sold, and will not offer or sell, in the United Kingdom by means of any document, any shares of Class A Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985 of Great Britain);
(b) it has complied and will comply with applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom, any documents received by it in connection with the issue of Class A Common Stock if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 (as amended) or in other circumstances exempted from the restrictions on advertising in the Financial Services Act 1986.

    Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price set forth on the cover page hereof.

    The Company and its senior executive officers, including Leandro P. Rizzuto, as beneficial owner of all outstanding shares of Class B Common Stock, have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of the representatives of the U.S. Underwriters and the Managers, offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or rights to require such shares or securities convertible into or exchangeable for

Class A Common Stock other than the sale of the Shares offered hereby or pursuant to employee stock option plans in effect on the date of this Prospectus.

    The U.S. Underwriters and the Managers have reserved, for sale at the
initial public offering price, up to       Shares which may be sold to the
Company's officers, employees, customers, suppliers and other persons associated with the Company. However, the U.S. Underwriters and the Managers are not obligated to sell any such Shares to such persons. The number of Shares available for sale to the general public will be reduced to the extent such persons purchase such reserved Shares. Any reserved Shares not so purchased will be offered by the U.S. Underwriters and the Managers on the same basis as the other Shares offered hereby.

    Prior to this Offering, there has been no public market for the Company's Class A Common Stock. Consequently, the initial public offering price will be determined through negotiations among the Company and the representatives of the U.S. Underwriters and the Managers. Among the factors to be considered in making such determination will be the prevailing market conditions, the Company's financial and operating history and condition, its prospects and prospects for the industry in which it does business in general, the management of the Company, the general condition of the equity securities market and the demand for securities considered comparable to those of the Company.

    Mr. Uzi Zucker, a director of the Company, is a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns") and a member of the board of directors of the parent company, The Bear Stearns Companies Inc. Bear Stearns is one of the investment banking firms serving as a U.S. Underwriter in the U.S. Offering. In addition, Bear, Stearns International Limited is one of the Managers in the International Offering.

                                 LEGAL MATTERS

    The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison. Certain legal matters will be passed upon for the Underwriters by Weil, Gotshal & Manges (a partnership including professional corporations).

                                    EXPERTS

    The financial statements included in this Prospectus, the related financial statement schedule included elsewhere in the Registration Statement, and the financial statements from which the Selected Financial Data included in this Prospectus have been derived have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements, financial statement schedule and Selected Financial Data have been included herein and elsewhere in the Registration Statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits and schedules thereto as are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document to which reference is made are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. The Registration Statement, including the exhibits and schedules thereto, and the reports and other information filed by the Company pursuant to the Exchange Act, may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    Following the consummation of the Offering, the Company intends to furnish to its stockholders annual reports containing audited financial statements reported upon by independent auditors and quarterly reports containing unaudited financial information for each of the first three fiscal quarters.

                               CONAIR CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                PAGE
                                                                                ----
Independent Auditors' Report.................................................    F-2
Consolidated Balance Sheets as of December 31, 1993 and 1994.................    F-3
Consolidated Statements of Operations for the years ended December 31, 1992,
  1993 and 1994..............................................................    F-4
Consolidated Statements of Stockholders' Equity for the years ended December
31, 1992, 1993 and 1994......................................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1992,
  1993 and 1994..............................................................    F-6
Notes to Consolidated Financial Statements for the years ended December 31,
  1992, 1993 and 1994........................................................    F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
  CONAIR CORPORATION
East Windsor, New Jersey

    We have audited the accompanying consolidated balance sheets of Conair Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Conair Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

    We have also previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets as of December 31, 1992, 1991 and 1990 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1991 and 1990 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected financial data for each of the five years in the period ended December 31, 1994, appearing on page 13, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

Deloitte & Touche LLP
New York, New York
February 11, 1995
(February 28, 1995 as to Note 15)

                      CONAIR CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                            1993        1994
                                                                          --------    --------
    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................   $ 15,856    $ 23,702
  Accounts receivable, net of allowance for doubtful accounts of $1,337
    and $1,458, respectively...........................................     70,244      80,616
  Inventories..........................................................     85,416     104,220
  Prepaid expenses.....................................................      1,753       1,610
  Deferred income taxes................................................      2,885       2,040
                                                                          --------    --------
                                                                           176,154     212,188
                                                                          --------    --------
PROPERTY, PLANT AND EQUIPMENT--At cost, net of accumulated depreciation
  and amortization.....................................................     44,685      66,992
                                                                          --------    --------
INVESTMENTS AND OTHER ASSETS:
  Investments in affiliated companies..................................      1,141         464
  Excess of cost over net assets of acquired companies.................     73,829      70,575
  Deferred expenses and other assets...................................     14,309      12,485
                                                                          --------    --------
                                                                            89,279      83,524
                                                                          --------    --------
                                                                          $310,118    $362,704
                                                                          --------    --------
                                                                          --------    --------
    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and other current liabilities.......................   $ 41,014    $ 50,694
  Income taxes.........................................................      6,756       8,611
  Current portion of long-term debt....................................      3,625       6,275
                                                                          --------    --------
                                                                            51,395      65,535
                                                                          --------    --------
OTHER LIABILITIES:
  Long-term debt.......................................................     87,575     100,405
  Deferred income taxes................................................     19,511      21,310
                                                                          --------    --------
                                                                           107,086     121,715
                                                                          --------    --------
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $1.00 par value--authorized 10,000
    shares; issued and outstanding, 5,000 shares.......................          5           5
  Common stock, $100 par value--authorized, 5,000 shares; issued and
    outstanding, 2,814 shares..........................................        281         281
  Reduction for ESOP Loan Guarantee....................................     (5,000)      --
  Additional paid-in capital...........................................      7,633       7,633
  Cumulative translation adjustments...................................        129         (18)
  Retained earnings....................................................    148,589     167,553
                                                                          --------    --------
                                                                           151,637     175,454
                                                                          --------    --------
                                                                          $310,118    $362,704
                                                                          --------    --------
                                                                          --------    --------

                See notes to consolidated financial statements.

                      CONAIR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                                                                 1992        1993        1994
                                                               --------    --------    --------
NET SALES...................................................   $361,838    $442,562    $524,398
                                                               --------    --------    --------

COSTS AND EXPENSES:
  Cost of goods sold........................................    239,011     298,416     357,987
  Selling, general and administrative.......................    101,007     115,672     124,597
                                                               --------    --------    --------
                                                                340,018     414,088     482,584
                                                               --------    --------    --------
INCOME FROM OPERATIONS......................................     21,820      28,474      41,814
                                                               --------    --------    --------
OTHER (INCOME) EXPENSE:
  Interest expense..........................................     12,966       7,524       8,511
  Interest income...........................................       (592)        (89)       (158)
                                                               --------    --------    --------
                                                                 12,374       7,435       8,353
                                                               --------    --------    --------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...........      9,446      21,039      33,461
Income tax provision........................................      4,361       8,978      12,974
                                                               --------    --------    --------
INCOME BEFORE EXTRAORDINARY ITEM............................      5,085      12,061      20,487

EXTRAORDINARY ITEM:
  Loss on repurchase and redemption of debt
    (net of income taxes)...................................     (3,866)      --          --
                                                               --------    --------    --------

NET INCOME..................................................   $  1,219    $ 12,061    $ 20,487
                                                               --------    --------    --------
                                                               --------    --------    --------

                See notes to consolidated financial statements.

                      CONAIR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                 PREFERRED STOCK      COMMON      REDUCTION
                                                      STOCK       FOR ESOP   ADDITIONAL            CUMULATIVE      TOTAL
                                 ---------------  --------------    LOAN      PAID-IN    RETAINED  TRANSLATION  STOCKHOLDERS'
                                 SHARES  AMOUNT   SHARES  AMOUNT  GUARANTEE   CAPITAL    EARNINGS  ADJUSTMENTS    EQUITY
                                 ------  -------  ------  ------  ---------  ----------  --------  -----------  -----------
BALANCE, January 1, 1992........  --     $ --     2,814    $281    $ --        $2,638    $135,841     $ 211      $ 138,971
 Net income.....................  --       --      --      --        --         --          1,219     --             1,219
 Cumulative translation
 adjustments. ..................  --       --      --      --        --         --          --          (41)           (41)
 Dividends declared.............  --       --      --      --        --         --           (119)    --              (119)
 Shares issued.................. 5,000        5    --      --        --         4,995       --        --             5,000
                                 ------  -------  ------  ------  ---------     -----    --------       ---     -----------
BALANCE, December 31, 1992...... 5,000        5   2,814     281      --         7,633     136,941       170        145,030
 Net income.....................  --       --      --      --        --         --         12,061     --            12,061
 Cumulative translation
 adjustments....................  --       --      --      --        --         --          --          (41)           (41)
 Reduction for ESOP loan
 guarantee......................  --       --      --      --       (5,000)     --          --                      (5,000)
 Dividends declared.............  --       --      --      --        --         --           (500)                    (500)
 Tax benefit on dividends paid
 to ESOP........................  --       --      --      --        --         --             87     --                87
                                 ------  -------  ------  ------  ---------     -----    --------       ---     -----------
BALANCE, December 31, 1993...... 5,000        5   2,814     281     (5,000)     7,633     148,589       129        151,637
 Net income.....................  --       --      --      --        --         --         20,487     --            20,487
 Cumulative translation
 adjustments....................  --       --      --      --        --         --          --         (147)          (147)
 ESOP loan guarantee
 adjustment.....................  --       --      --      --        5,000      --          --        --             5,000
 Dividends declared.............  --       --      --      --        --         --         (1,699)    --            (1,699)
 Tax benefit on dividends paid
 to ESOP........................  --       --      --      --        --         --            176     --               176
                                 ------  -------  ------  ------  ---------     -----    --------       ---     -----------
BALANCE, December 31, 1994...... 5,000   $    5   2,814    $281    $ --        $7,633    $167,533     $ (18)     $ 175,474
                                 ------  -------  ------  ------  ---------     -----    --------       ---     -----------
                                 ------  -------  ------  ------  ---------     -----    --------       ---     -----------

                See notes to consolidated financial statements.

                      CONAIR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                                                                   1992       1993       1994
                                                                  -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................   $ 1,219    $12,061    $20,487
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation...............................................     5,323      6,500      7,239
    Amortization of goodwill...................................     3,060      2,532      2,960
    Loss on repurchase and redemption of debt (before income
      tax benefit).............................................     6,137      --         --
    Amortization of deferred expenses and other assets.........     1,511        282      1,824
    Deferred income taxes......................................      (571)     3,177      2,644
    Tax benefit on dividends paid to ESOP......................     --            87        176
    Other--net.................................................      (142)      (161)    (1,101)
    Changes in operating assets and liabilities:
      Accounts receivable......................................     2,829    (12,182)   (10,372)
      Inventories..............................................   (11,972)    (6,872)   (18,804)
      Prepaid expenses.........................................      (695)       834        143
      Accounts payable and other current liabilities...........    (4,954)     6,402      9,635
      Income taxes.............................................      (983)     2,647      1,855
                                                                  -------    -------    -------
                                                                      762     15,307     16,686
                                                                  -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in joint venture..................................     --         --          (575)
  Additions to property, plant and equipment...................    (5,858)    (7,647)   (29,546)
  Net proceeds from the sales of assets........................     --         --         --
  Proceeds from sale of affiliate..............................     --         --         2,500
                                                                  -------    -------    -------
                                                                   (5,858)    (7,647)   (27,621)
                                                                  -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase and redemption of debt............................   (96,107)     --         --
  Reduction of long-term debt..................................    (3,017)   (39,313)    (3,520)
  Proceeds from issuance of long-term debt.....................    90,500     28,455     24,000
  Proceeds from issuance of convertible preferred stock........     5,000      --         --
  Dividends declared...........................................     --          (500)    (1,699)
                                                                  -------    -------    -------
                                                                   (3,624)   (11,358)    18,781
                                                                  -------    -------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............    (8,720)    (3,698)     7,846
CASH AND CASH EQUIVALENTS, January 1,..........................    28,274     19,554     15,856
                                                                  -------    -------    -------
CASH AND CASH EQUIVALENTS, December 31,........................   $19,554    $15,856    $23,702
                                                                  -------    -------    -------
                                                                  -------    -------    -------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amount capitalized).......................   $13,289    $ 7,450    $ 7,698
                                                                  -------    -------    -------
                                                                  -------    -------    -------

    Income taxes...............................................   $ 3,644    $ 3,067    $ 8,299
                                                                  -------    -------    -------
                                                                  -------    -------    -------


                See notes to consolidated financial statements.

                      CONAIR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

1. SIGNIFICANT ACCOUNTING POLICIES

    Consolidation--The accompanying consolidated financial statements include the accounts of Conair Corporation and its subsidiaries (the "Company"), all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

    Fair Value of Financial Instruments--During October 1994, the Financial Accounting Standards Board issued SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments". This statement requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value.

    For instruments including cash and cash equivalents, accounts receivable and payable, accruals and short-term debt, it was assumed that the carrying amount approximated fair value because of their short maturity. The carrying amount of long-term debt which bears interest at floating rates is also assumed to approximate the fair value.

    The fair value of long-term debt with fixed interest rates is estimated based on the quoted market price for similar issues. As of December 31, 1994, the carrying amount and the fair value of such long-term debt were $93,299,000 and $89,903,000, respectively. The fair value amounts are not necessarily indicative of the amounts for which the debt could be liquidated.

    Cash Equivalents--Cash equivalents consist principally of commercial paper and time deposits having original maturity of less than 90 days, and amounted to $4,096,000 and $17,176,000 at December 31, 1993 and 1994, respectively.

    Inventories--Inventories are stated at the lower of cost (first-in, first-out) or market.

    Income Taxes--The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the Company to compute deferred income taxes based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which differences are expected to reverse. The effect of the adoption of SFAS No. 109 on the Consolidated Financial Statements of the Company in 1993 was not material.

    Property, Plant and Equipment--Depreciation and amortization of property, plant and equipment are computed primarily on the straight-line method over the estimated useful lives of the related assets.

    Excess of Cost Over Net Assets of Acquired Companies--The excess of cost over net assets of acquired companies is being amortized on the straight-line basis over periods of up to 40 years and is shown net of accumulated amortization of $25,945,000 and $27,897,000 at December 31, 1993 and 1994,
respectively. The Company's policy of reviewing the recoverability of goodwill is based on projections of undiscounted future income from operations.

    Deferred Expenses and Other Assets--Deferred expenses and other assets include various intangible assets acquired in the Company's purchase of certain net assets of Cuisinarts. These assets are being amortized on the straight-line basis over periods ranging from 3 to 40 years and are shown net of accumulated amortization of $7,738,000 and $10,101,000 at December 31, 1993 and 1994,
respectively.

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    Foreign Currency Translation--Gains and losses arising from the translation of foreign subsidiary financial statements are excluded from the determination of net income and included in a separate component of stockholders' equity.

2. LICENSING AND DISTRIBUTION AGREEMENT

    On March 16, 1993, the Company signed a Licensing and Distribution Agreement with Southwestern Bell Telecommunications, Inc. under which it received an exclusive license to market one and two-line residential telephones--including cordless telephones, answering machines and caller ID devices--to be sold to U.S. retailers. The Company will continue to market telephones under the CONAIRPHONE name as well as the BELL logo, the Southwestern Bell name and the FREEDOM PHONE trademark. This agreement became effective on April 9, 1993 after approval from the Federal Trade Commission.

3. EXTRAORDINARY ITEM

    In 1992, the Company repurchased portions of its 14% senior subordinated debentures and 14 1/2% subordinated debentures which were carried at $12,500,000 and $17,368,000, respectively. On November 19, 1992, the $27,184,000 par value 14% of senior subordinated debentures and $34,721,000 par value of 14 1/2% subordinated debentures which remained outstanding were redeemed by the Company. The loss resulting from the repurchase and redemption in 1992 was approximately $3,866,000, net of income tax benefit of $2,271,000. Such loss includes the difference between the repurchase price and the carrying value which includes the related deferred financing expenses.

4. INVENTORIES

    Inventories are summarized as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                           1993        1994
                                                          -------    --------
                                                            (IN THOUSANDS)
Components and raw materials...........................   $11,441    $ 12,728
Finished goods.........................................    73,975      91,492
                                                          -------    --------
                                                          $85,416    $104,220
                                                          -------    --------
                                                          -------    --------

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

5. PROPERTY, PLANT AND EQUIPMENT

    The major classes of these assets are as follows:

                                                               DECEMBER 31,
                                              ESTIMATED     -------------------
                                             USEFUL LIFE     1993        1994
                                             -----------    -------    --------
                                                              (IN THOUSANDS)

Land......................................                  $ 5,160    $  9,160
Buildings.................................   15-40 years     21,416      37,615
Building improvements.....................    7-20 years      1,355       1,582
Furniture and fixtures....................    5-10 years      7,670       8,255
Machinery and equipment...................    3-11 years     37,987      44,632
Construction in progress..................                      455       2,345
                                                            -------    --------
                                                             74,043     103,589
Less accumulated depreciation and
amortization..............................                   29,358      36,597
                                                            -------    --------
                                                            $44,685    $ 66,992
                                                            -------    --------
                                                            -------    --------


6. SHORT-TERM DEBT

    At December 31, 1994, the Company had available short-term lines of credit with banks in the United States and abroad aggregating $64,400,000. The trade credit lines are available for letters of credit and bankers' acceptances which are secured by an interest in the goods underlying such borrowings and the trade receivables resulting from the sale of such goods. During the years ended December 31, 1992, 1993 and 1994, the Company had short-term borrowings of up to $17,400,000, $35,000,000 and $32,000,000, respectively, to finance its seasonal business needs. The average borrowings during 1992, 1993 and 1994 were $3,890,000, $15,739,000 and $11,581,000, respectively, and the approximate weighted average interest rates were 4.5%, 4.9% and 5.5%, respectively. At December 31, 1992, 1993 and 1994, the Company had no borrowings against these lines. The Company has various informal compensating balance arrangements with its banks which do not legally restrict withdrawal of funds.

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

7. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                           1993        1994
                                                          -------    --------
                                                            (IN THOUSANDS)
8.05% Industrial Development Bonds(a)..................   $ 3,833    $  3,353
Mortgage Note Payable(b)...............................     1,934       1,881
Floating Rate Industrial Development Bonds(c)..........     1,875       1,500
6.25% Promissory Note due 2001(d)......................    10,500       9,188
7.44% Series A Senior Fixed Rate Notes due 2002(e).....    40,000      40,000
6.56% Series B Senior Rate Reset Notes due 2002(f).....    10,000      10,000
10% Subordinated Promissory Note due 2003(g)...........     6,000       6,000
Revolving Credit Loan due 1997(h)......................     6,000      10,000
5.8% Term Loan due 1998(i).............................     3,933       3,133
10% ESOP Loan Guarantee(j).............................     5,000       --
6.5% Mortgage Note due 1998(k).........................     2,125       1,625
7.0% Term Loan due 2004(l).............................     --         20,000
                                                          -------    --------
                                                           91,200     106,680
Less current portion of long-term debt.................     3,625       6,275
                                                          -------    --------
                                                          $87,575    $100,405
                                                          -------    --------
                                                          -------    --------

- ------------

(a) On December 16, 1986, the Company completed a $9,600,000 industrial development bond financing which was used to fund the building of an office/warehouse/distribution center located in East Windsor, New Jersey. The bonds, which mature on December 15, 2001, are payable in monthly installments of $110,186 which began January 15, 1988 until December 15, 1990; $60,186 commencing January 15, 1991 until June 15, 1992; $39,912 commencing July 15, 1992 until November 15, 2001; $79,812 on December 15, 2001. The bonds may be redeemed prior to maturity on December 15, 1996. This indebtedness is collateralized by the land and building purchased with the proceeds which have a net carrying value of $9,317,000 at December 31, 1994. The bonds contain certain restrictions relating to net income and net worth. Interest is payable monthly.

(b) On May 15, 1991, the Company completed a variable rate mortgage in the amount of $2,060,000 due June 1, 1996 payable in monthly installments, which began June 1, 1991. The opening rate of interest was 9.125% and will be reset annually at 3% over the rate on one-year U.S. Treasury Bills. The indebtedness was collateralized by the land and building at the existing facility in Phoenix, Arizona which have a net carrying value of $1,674,000 at December 31, 1994. The interest rate at December 31, 1994 was 7.75%.

(c) On April 13, 1989, the Company assumed $5,307,692 of floating rate Industrial Development Revenue Bonds in the purchase of its toiletry products manufacturing facility in Rantoul, Illinois. The bonds, which mature on December 1, 1998, are payable annually which began December 11, 1989 for $230,769; December 1, 1990 for $2,076,923; $375,000 commencing
    December 1, 1991 until December 1, 1998. Interest is payable quarterly at 70% of the prime rate. This indebtedness is collateralized by the land and building which have a net carrying value of $5,504,000 at December 31, 1994. The interest rate at December 31, 1994 was 5.95%.

                                         (Footnotes continued on following page)

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

7. LONG-TERM DEBT--(CONTINUED)

(Footnotes continued from preceding page)
(d) On June 11, 1992, the Company received a $10,500,000 loan which matures on November 15, 2001 and had an interest rate of 9.7%. Interest is payable quarterly commencing August 15, 1992. Semi-annual principal payments of $656,250 began on May 15, 1994. The loan was refinanced in 1993 reducing its interest rate to 6.25%. The loan is collateralized by a pledge of a portion of the stock of one of the Company's subsidiaries.

(e) On October 20, 1992, the Company issued $40,000,000 Series A Senior Fixed Rate Notes. The notes mature on December 28, 2002, and have an interest rate of 7.44% per annum to be paid on the 28th day of each December, March, June and September. The principal payments are due as follows: $2,750,000 on December 28, 1995; $4,000,000 on December 28, 1996; and $5,500,000
    commencing with December 28, 1997 and every December 28th thereafter until December 28, 2001 and a final payment of $5,750,000 on December 28, 2002. The notes contain covenants requiring the Company to, among other things, maintain certain levels of tangible net worth, liquidity and leverage. The loan is collateralized by a pledge of a portion of the stocks of the Company's subsidiaries.

(f) On October 20, 1992, the Company issued $10,000,000 Series B Senior Rate Reset Notes. The notes mature on December 28, 2002, and have an interest rate initially set at 6.56% to be paid on the 28th day of each December, March, June and September. The reset date is October 20, 1996 and the reset rate is based on the U.S. Treasury rate equal to the remaining average life of the Series B Notes plus 1.75% per annum. The principal payments are scheduled to commence with a payment of $1,500,000 on December 28, 1996 and every December 28th thereafter and ending on December 28, 2001 and a final payment of $1,000,000 on December 28, 2002. The notes contain covenants requiring the Company to, among other things, maintain certain levels of tangible net worth, liquidity and leverage. The loan is collateralized by a pledge of a portion of the stocks of the Company's subsidiaries.

(g) On October 20, 1992, the Company issued a 10% Subordinated Promissory Note due April 27, 2003. Interest payments are payable semi-annually on June 15 and December 15. In 1993, the Company repaid $4,000,000 of this loan at par. The principal balance is due at maturity. (See Note 14)

(h) On October 20, 1992, the Company entered into a Bank Credit Agreement with a syndicate of domestic banks providing for a $20,000,000 revolving credit loan. This loan was restructured in 1993 and the availability under the Revolving Credit line was increased to $30,000,000 ($21,000,000 at December 31, 1994). Interest rates on this facility are at variable rates subject to changes in short-term interest rates and changes in leverage and operating performance of the Company. The loan commitment of $21,000,000 is scheduled to be reduced by the following amounts: $6,000,000 on December 15, 1995 and $7,500,000 on December 15, 1996 and December 15, 1997. The Agreement contains covenants requiring the Company to, among other things, maintain certain levels of tangible net worth, liquidity and leverage. The loan is collateralized by a pledge of a portion of the stocks of the Company's subsidiaries. The interest rate at December 31, 1994 was 7.5%. (See Note 15.)

(i) On November 24, 1993, the Company completed a term loan in the amount of $4,000,000 due November 1, 1998 payable in monthly installments which began December 1, 1993. The interest rate on this loan is 5.8%. The loan was used to prepay $4,000,000 of principal due on its 10% Subordinated Promissory Note due in 2003. The Company's obligations under this loan are unsecured.

                                         (Footnotes continued on following page)

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

7. LONG-TERM DEBT--(CONTINUED)

(Footnotes continued from preceding page)
(j) On December 31, 1994 as a result of the merger of the Conair Corporation Employee Stock Ownership Plan with the Profit Sharing Plan of Conair Corporation, this debt obligation was satisfied and the Loan Guarantee is no longer outstanding.

(k) On February 1, 1993, the Company completed a term loan in the amount of $2,500,000 due on February 1, 1998. Repayment of principal is at the rate of $125,000 per quarter commencing on June 30, 1993. Interest is payable monthly. The proceeds of this loan were used to expand the distribution capacity of the Rantoul, Illinois facility. The loan is secured by a mortgage on this facility, which has a net carrying value of $5,504,000 at December 31, 1994.

(l) On March 15, 1994, the Company obtained a ten year term loan in the amount of $20,000,000. This loan was used to finance the acquisition of its executive office facility in Stamford, Connecticut. The loan is unsecured and has a fixed interest rate of 7%. Principal repayments on the loan begin on June 1, 1996 with a payment of $625,000 and variable sums are due semi-annually on June 1 and December 1 until a final payment of $4,000,000 at maturity on February 28, 2004.

    The various debt covenants place limitations on the payment of preferred dividends and prohibit the payment of dividends on common stock pending the receipt of an equity issuance in excess of $20,000,000. The Company is in compliance with all covenants under its debt obligations at December 31, 1994.

    At December 31, 1994, projected maturities of long-term debt are as follows:

                                                                      AMOUNT
                                                                  --------------
   YEAR ENDING DECEMBER 31,                                       (IN THOUSANDS)
- ---------------------------------------------------------------
1995...........................................................      $  6,275
1996...........................................................        12,039
1997...........................................................        21,996
1998...........................................................        11,775
1999...........................................................        10,791
Thereafter.....................................................        43,834
                                                                  --------------
                                                                     $106,680
                                                                  --------------
                                                                  --------------

    All of the Company's Serial Zero Coupon Senior Notes were retired or defeased in 1989.

8. CAPITAL STOCK

    On October 19, 1992, pursuant to the written consent of the sole stockholder of the Company, the Company's Certificate of Incorporation was amended to provide for the authorization of an aggregate of 15,000 shares of capital stock, consisting of 5,000 authorized shares of common stock, par value $100 per share, and 10,000 shares of preferred stock, par value $1.00 per share.

    On October 20, 1992, the Company sold 5,000 shares of Convertible Preferred Stock to the Profit Sharing Plan of Conair Corporation for the sum of $5,000,000. These shares receive a cumulative dividend at an annual rate of $100 per share payable on the fifteenth day of January, April, July and October of each year. The shares may be redeemed, under certain conditions, at the option of the Company. The shares are presently convertible into 69 shares of common stock.

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

9. INCOME TAXES

    The provision for income taxes consists of the following:

                                                    YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                 1992         1993         1994
                                                -------    -----------    ------
                                                         (IN THOUSANDS)
Current Tax Expense:
  U.S. Federal...............................   $ 3,214      $ 3,121      $ 6,318
  State and local............................        88          317          369
  Foreign....................................     2,324        2,344        3,643
                                                -------    -----------    -------
Total Current................................     5,626        5,782       10,330
Deferred Tax Expense (Benefit):
  U.S. Federal...............................    (1,265)       3,196        2,644
                                                -------    -----------    -------
                                                $ 4,361      $ 8,978      $12,974
                                                -------    -----------    -------
                                                -------    -----------    -------

    The following table reconciles taxes on income to the Federal statutory rate of 34% for the year ended December 31, 1992 and 35% for the years ended December 31, 1993 and 1994.

                                                     YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1992      1993      1994
                                                    ------    ------    -------
                                                          (IN THOUSANDS)
Computed tax at statutory rate...................   $3,222    $7,390    $11,752
State and local income taxes, net of Federal
  income tax benefit.............................       58       209        240
Amortization of excess of cost over net assets of
acquired companies...............................      963       971      1,040
Other, net.......................................      118       408        (58)
                                                    ------    ------    -------
                                                    $4,361    $8,978    $12,974
                                                    ------    ------    -------
                                                    ------    ------    -------

    Deferred tax liabilities (assets) are comprised of the following at December 31:

                                                  1992       1993       1994
                                                 -------    -------    -------
                                                        (IN THOUSANDS)
Deferred Tax Liabilities:
  Depreciation................................   $ 1,100    $ 1,338    $ 1,012
  Unremitted earnings of foreign
subsidiaries..................................    15,562     18,173     20,298
                                                 -------    -------    -------
                                                  16,662     19,511     21,310
                                                 -------    -------    -------
Deferred Tax Assets:
  Vacation....................................      (330)      (308)      (203)
  Bad Debt....................................      (573)      (590)      (223)
  Inventory...................................      (586)      (557)      (356)
  Warranty....................................    (1,041)      (919)      (919)
  Other.......................................      (683)      (511)      (339)
                                                 -------    -------    -------
                                                  (3,213)    (2,885)    (2,040)
                                                 -------    -------    -------
Net Deferred Tax Liabilities..................   $13,449    $16,626    $19,270
                                                 -------    -------    -------
                                                 -------    -------    -------

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

10. COMMITMENTS AND CONTINGENCIES

    The Company was contingently liable for letters of credit amounting to approximately $24,661,000 at December 31, 1994.

    In 1993, the Company leased a 60,000 sq. ft. manufacturing facility in Highland Park, IL for a term beginning November 1, 1993 and continuing until December 31, 1996. The rent during this term is $162,266 per year. The lease is a net lease requiring the Company to pay all taxes, charges and expenses.

    In January 1993, the Company entered into a five-year lease of computer equipment for approximately $1,700,000. Monthly lease payments in the first year were $13,288 and in subsequent years increase to $40,874.

    In 1994, the Company, through its wholly-owned subsidiary, Continental Conair Limited, renewed its lease of a 16,500 sq. ft. facility in Kowloon, Hong Kong. The term of the renewal is three years with rent of $525,000 per year. The lease is a net lease requiring the Company to pay all taxes, charges and expenses.

11. EMPLOYEE BENEFIT PLAN

    The Company provides for a non-contributory employee benefit program consisting of a defined contribution plan which covers substantially all U.S. full-time employees. Company contributions, approved by the Board of Directors (not in excess of amounts deductible for Federal income tax purposes) are paid into a trust. Total contributions to this plan charged to expense for the years ended December 31, 1992, 1993 and 1994 were $1,268,000, $1,285,000 and
$1,022,000, respectively.

    On June 1, 1993, the Company formed a new employee benefit plan, an Employee Stock Ownership Plan (ESOP). On July 1, 1993, the ESOP acquired the Convertible Preferred Stock from the Profit Sharing Plan of Conair Corporation. The ESOP issued a 10% $5,000,000 note payable to the Profit Sharing Plan. The ESOP note was guaranteed by the Company. Total contributions to this plan charged to expense for the years ended December 31, 1993 and 1994 were $100,000 and $500,000, respectively.

    On December 31, 1994, the Company merged the Conair Corporation ESOP with the Profit Sharing Plan of Conair Corporation. As a result of this transaction, the Profit Sharing Plan acquired the Convertible Preferred Stock and the obligations under the ESOP note and its corresponding guarantee by the Company were satisfied.

12. INTERNATIONAL OPERATIONS AND OTHER

    The Company operates in one industry segment and is engaged in the design, manufacture, assembly and marketing of personal care consumer products and consumer electronic and kitchen appliances.

    During the years ended December 31, 1992, 1993 and 1994, sales to the largest customer aggregated approximately $41,212,000, $50,147,000 and $62,811,000, respectively. Sales to the Company's second largest customer in 1992, 1993 and 1994 were $55,938,000, $50,828,000 and $59,362,000, respectively.
No other customer represented sales in excess of 10% of consolidated revenues.

    Continental Conair Limited, a wholly-owned subsidiary, is located in Hong Kong. Sales of this subsidiary to unaffiliated customers for the years ended December 31, 1992, 1993 and 1994 were $44,150,000, $36,200,000 and $38,197,000, respectively; operating income was $8,711,000, $6,536,000

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

12. INTERNATIONAL OPERATIONS AND OTHER--(CONTINUED) and $6,872,000, respectively; and identifiable assets at December 31, 1992, 1993 and 1994 were $26,873,000, $28,466,000 and $35,267,000, respectively. Conair
Costa Rica, S.A., a wholly-owned subsidiary, is located in Costa Rica. Sales of this subsidiary to unaffiliated customers for the years ended December 31, 1993 and 1994 were $13,223,000 and $10,483,000, respectively; operating income was $3,316,000 and $2,235,000, respectively; and identifiable assets at December 31, 1993 and 1994 were $18,615,000 and $20,281,000, respectively. Conair Costa Rica, S.A. sales to unaffiliated customers were not significant in 1992.

    International sales were approximately $12,826,000, $19,160,000 and $28,804,000 for 1992, 1993, and 1994, respectively.

13. CONDENSED UNAUDITED QUARTERLY RESULTS OF OPERATIONS

    Condensed unaudited quarterly results of operations for the years ended December 31, 1993 and 1994 are as follows:

                                                                     QUARTER ENDED
                                                   --------------------------------------------------
                                                   MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                   --------    -------    ------------    -----------
   1993                                                              (IN THOUSANDS)
- ------------------------------------------------
Net sales.......................................   $83,987     $93,472      $132,108       $ 132,995
Gross profit....................................    28,694      30,495        41,422          43,535
Net income......................................       907       1,213         4,555           5,386

                                                                     QUARTER ENDED
                                                  ---------------------------------------------------
                                                  MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                                  --------    --------    ------------    -----------
   1994                                                             (IN THOUSANDS)
- -----------------------------------------------
Net sales......................................   $95,575     $117,060      $157,197       $ 154,566
Gross profit...................................    31,814       37,554        48,384          48,659
Net income.....................................     1,603        3,634         7,403           7,847

14. RELATED PARTY TRANSACTIONS

    Conair Corporation and Leandro P. Rizzuto are parties to an employment agreement, dated June 20, 1985, for a term through June 30, 1996, subject to automatic renewals of successive one-year periods, pursuant to which the Company employs Mr. Rizzuto as Chairman and President of the Company at a base annual salary and incentive compensation to be determined annually by the Executive Committee of the Board of Directors. Mr. Rizzuto's base salary and incentive compensation will be subject to upward adjustments at the discretion of the Board of Directors.

    In 1993, the Company leased its Stamford, Connecticut executive office facility from Leandro P. Rizzuto at a cost of $2,622,500 under a net lease requiring the Company to pay all taxes, charges and expenses. On March 15, 1994, the Company acquired this facility from Leandro P. Rizzuto, for $20,000,000. The purchase price was based on an independent appraisal. A ten-year unsecured loan in the amount of $20,000,000 was obtained by the Company to finance this acquisition. The interest rate on this loan is 7%. Principal repayments on this loan begin on June 1, 1996 with the payment of $625,000 and variable sums are due semi-annually on June 1 and December 1 until a final payment of $4,000,000 at maturity on February 28, 2004. The Company leased back to Mr. Rizzuto a portion of the facility for a period of ninety-nine years subject to the Company's option, for a period of ten years, to buy back the lease rights. The option price for the Company to repurchase the lease rights is $4 million

                      CONAIR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

14. RELATED PARTY TRANSACTIONS--(CONTINUED) for the first five years, escalating to $6.4 million over the remaining five years. The initial option price was determined based on an independent appraisal.

    The Company occasionally charters a jet that is beneficially owned by Leandro P. Rizzuto. In 1992, 1993 and 1994 the Company paid $376,200, $350,100 and $323,200, respectively, to Mr. Rizzuto as charter payments. These payments approximate amounts charged by Mr. Rizzuto to unaffiliated parties.

    On October 20, 1992 the Company received $10,000,000 upon the issuance to Leandro P. Rizzuto of a $10,000,000 par value 10% Subordinated Promissory Note due April 27, 2003. Interest is payable semi-annually on June 15 and December
15. The principal balance is due at maturity. These notes are subordinated to the Series A Senior Fixed Rate Notes, the Series B Senior Rate Reset Notes and the Bank Credit Facilities. In 1993, the Company prepaid $4,000,000 of this loan at par.

    On July 1, 1994, the Company purchased from Leandro P. Rizzuto his 50% interest in Rusk, Inc. at his cost of $575,000. Rusk, Inc. is a marketer of upscale, professional-only hair care products.

    In 1992, 1993 and 1994, the Company paid $69,000 each year for consulting fees to a Director of the Company.

    In 1992, 1993 and 1994, the Company paid $75,000 each year for legal fees to a Director of the Company.

    An officer and director of the Company is an officer and principal stockholder of L&R Distributors, Inc., an independent New York based distributor of hair care and personal care products. In 1992, 1993 and 1994, L&R Distributors, Inc. purchased products from the Company in the amounts of $1,701,000, $1,401,000 and $1,668,000, respectively. The prices charged to L&R Distributors, Inc. were consistent with the amounts charged by the Company to other independent distributors.

    In 1992, 1993, and 1994, the Company paid approximately $54,000, $43,000 and $43,000, respectively, to a law firm for legal fees. A director and a vice president of the Company are partners in this law firm.

15. SUBSEQUENT EVENTS

    On February 18, 1995, the Company acquired 100% of the common stock of Babyliss, S.A. for approximately $38,000,000 which is subject to a maximum downward adjustment of approximately $4,000,000 based on the terms of the agreement. Babyliss, S.A. is a manufacturer and marketer of personal care appliance products principally in France, the United Kingdom, Germany, Belgium, the Netherlands and Spain. Through its distributors Babyliss products are also marketed in Scandinavia and several non-European markets including North America, Africa and East Asia. In connection with this acquisition, the Company increased its bank revolving credit line by $37,500,000. This additional debt has mandatory principal repayments of $5,000,000 on December 15, 1996; $7,500,000 on December 15, 1997; $10,000,000 on each of December 15, 1998 and
December 15, 1999 and $5,000,000 on March 15, 2000. The interest rate on this facility is variable and is subject to change based on the leverage and operating performance of the Company.

    On February 28, 1995, the Company exercised its option to purchase the portion of its Stamford, Connecticut executive office facility leased to Leandro
P. Rizzuto. The option price is $4,000,000 and the closing is scheduled for March 31, 1995.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY U.S. UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................      3
The Company..........................      6
Investment Considerations............      6
Use of Proceeds......................     10
Dividend Policy......................     10
Capitalization.......................     11
Dilution.............................     12
Selected Financial Information.......     13
Management's Discussion and Analysis
  of Financial Condition
  and Results of Operations..........     14
Business.............................     19
Management...........................     32
Certain Transactions.................     39
Principal Stockholder................     40
Description of Capital Stock.........     40
Underwriting.........................     46
Legal Matters........................     48
Experts..............................     48
Available Information................     49
Index to Consolidated Financial
Statements...........................    F-1

                -------------------

    UNTIL             , 1995 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                8,700,000 SHARES

                                CONAIR CORPORATION


                              CLASS A COMMON STOCK



                                ----------------
                                   PROSPECTUS
                                ----------------



                            BEAR, STEARNS & CO. INC.

                                MERRILL LYNCH & CO.



                                      , 1995


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                  [INTERNATIONAL PROSPECTUS--ALTERNATE PAGES]

                  SUBJECT TO COMPLETION, DATED MARCH 27, 1995

PROSPECTUS
                                8,700,000 SHARES

                               CONAIR CORPORATION

                              CLASS A COMMON STOCK

    All of the shares of Class A Common Stock (the "Shares") offered hereby are being sold by Conair Corporation, a Delaware corporation (the "Company"). Of
these Shares,       shares (the "International Shares") are being offered
outside the United States (the "International Offering") by the Managers and
      shares (the "U.S. Shares") are being offered concurrently in the United States (the "U.S. Offering") by the U.S. Underwriters. The public offering price and the underwriting discounts and commissions are identical for both the International Offering and the U.S. Offering (collectively, the "Offering").

    Prior to this Offering, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price
will be between $      and $      per Share. See "Underwriting" for a discussion
of the factors considered in determining the initial public offering price. The Company intends to apply for the listing of the Class A Common Stock on the New
York Stock Exchange under the symbol "    ".

    The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock. Holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. The holders of shares of Class A Common Stock are entitled to vote separately as a class to elect 25% of the entire Board of Directors of the Company. All of the outstanding shares
of Class B Common Stock, which will represent approximately    % of the
aggregate voting power of the Company upon completion of this Offering, are beneficially owned by Mr. Leandro P. Rizzuto, Chairman and President of the Company.
                                 --------------

    PROSPECTIVE INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH UNDER "INVESTMENT CONSIDERATIONS" IN CONNECTION WITH THE PURCHASE OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    UNDERWRITING DISCOUNTS      PROCEEDS TO
                                               PRICE TO PUBLIC       AND COMMISSIONS (1)        COMPANY (2)
Per Share..................................      $                       $                       $
Total(3)...................................      $                       $                       $

(1) The Company has agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses related to this Offering, which are estimated to
    be approximately $       .

(3) The Company has granted to the Managers and the U.S. Underwriters 30-day options to purchase in the aggregate up to 1,300,000 additional Shares solely to cover over-allotments, if any. If the over-allotment options are exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $    , $    and $    ,
    respectively. See "Underwriting."

                                 --------------

    The International Shares are offered by the several Managers, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain conditions. The Managers reserve the right to withdraw, cancel or modify the International Offering and to reject orders in whole or in part. It is expected that delivery of the Managers Shares will be made against payment
therefor on or about            , 1995, at the offices of Bear, Stearns & Co.
Inc., 245 Park Avenue, New York, New York 10167.

                                 --------------
BEAR, STEARNS INTERNATIONAL LIMITED
                                             MERRILL LYNCH INTERNATIONAL LIMITED

                                     , 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                  [INTERNATIONAL PROSPECTUS--ALTERNATE PAGES]

   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY MANAGER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER
OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................      3
The Company..........................      6
Investment Considerations............      6
Use of Proceeds......................     10
Dividend Policy......................     10
Capitalization.......................     11
Dilution.............................     12
Selected Financial Information.......     13
  Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations..........     14
Business.............................     19
Management...........................     32
Certain Transactions.................     39
Principal Stockholder................     40
Description of Capital Stock.........     40
Underwriting.........................     46
Legal Matters........................     48
Experts..............................     48
Available Information................     49
Index to Consolidated Financial
Statements...........................    F-1
                              -------------------

         UNTIL             , 1995 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS)
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.






                                8,700,000 SHARES

                                CONAIR CORPORATION

                              CLASS A COMMON STOCK


                                ----------------
                                   PROSPECTUS
                                ----------------

                                 BEAR, STEARNS
                             INTERNATIONAL LIMITED


                                 MERRILL LYNCH
                             INTERNATIONAL LIMITED

                                        , 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the New York Stock Exchange listing fee.

                                                                    AMOUNT
                                                                    -------
SEC registration fee.............................................   $55,172
NASD filing fee..................................................    16,500
New York Stock Exchange listing fee..............................
Blue Sky fees and expenses.......................................    15,000
Accounting fees and expenses.....................................
Legal fees and expenses..........................................
Printing and engraving expenses..................................
Registrar and transfer agent's fees..............................
Miscellaneous fees and expenses..................................
                                                                    -------
    Total........................................................   $
                                                                    -------
                                                                    -------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits the Registrant's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Registrant's Restated Certificate of Incorporation and By-laws provides for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by sections 102 and 145 of the Delaware GCL, the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the Delaware GCL or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In October 1992, the Registrant sold 5,000 shares of its Series A Convertible Preferred Stock to the Profit Sharing Plan of the Registrant at a price of $1,000 per share. These shares were issued without registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

    (a) The exhibits listed in the following Exhibit Index are filed as part of the Registration Statement.

EXHIBIT
 NUMBER                                       DESCRIPTION
- --------   ----------------------------------------------------------------------------------
 1.1****  --Form of U.S. Underwriting Agreement
 1.2****   --Form of International Underwriting Agreement
 3.1****   --Amended and Restated Certificate of Incorporation of the Company
 3.2****   --By-Laws of the Company
 4.1****   --Form of Certificate for Class A Common Stock
 4.2***    --Amended and Restated Credit Agreement among the Company, Continental Conair
             Limited and the banking institutions named therein dated October 1, 1994
 4.3***    --First Amendment to the Amended and Restated Credit Agreement among the Company,
             Continental Conair Limited and the banking institutions named therein dated
             February 17, 1995
 5.1****   --Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
10.1*      --Conair Corporation Employees and Directors Stock Plan
10.2**     --Employment Agreement between Conair Corporation and Leandro P. Rizzuto dated
             June 20, 1985.
10.3*      --Contract of Sale between Leandro P. Rizzuto and the Company dated March 14,
             1994.
10.4*      --Lease between the Company and Leandro P. Rizzuto dated March 14, 1994
10.5***    --English translation of original French language Stock Purchase Agreement dated
             January 22, 1995 between the Company and Jean-Pierre Feldblum
10.6***    --English translation of original French language Stock Purchase Agreement dated
             January 22, 1995 between the Company and Financiere de l'Europe Occidentale
10.7***    --English translation of original French language amendment dated February 18,
             1995 to Stock Purchase Agreement dated January 22, 1995 between the Company and
             Financiere de l'Europe Occidentale
11.1****   --Statement regarding computation of per share earnings
21.1*      --Subsidiaries of the Company
23.1*      --Consent of Deloitte & Touche LLP
23.2       --Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in its opinion filed as Exhibit 5.1)
24.1       --Power of Attorney (included on the signature page of the Registration Statement)

- ------------

   * Filed herewith.

  ** Incorporated herein by reference to exhibits to Amendment No. 2 to the Registrant's S-1 Registration Statement dated June 13, 1985 (File No. 2-97868).

 *** Incorporated herein by reference to exhibits to the Company's Current
     Report on Form 8-K (File No. 1-8919).

**** To be filed by amendment.

    (b) Index to financial statement schedule.

        Schedule II--Valuation and Qualifying Accounts

    All other schedules have been omitted because they are not required or because the required information is contained in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) It will provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 27th day of March, 1995.

                                          CONAIR CORPORATION

                                          By:   /s/ LEANDRO P. RIZZUTO
                                              ..................................
                                                     Leandro P. Rizzuto
                                             Chairman of the Board and President

                               POWER OF ATTORNEY

    Each of the undersigned hereby appoints Leandro P. Rizzuto and Richard A. Margulies and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                               TITLE                        DATE
- ------------------------------------  ------------------------------------   ---------------
       /s/ LEANDRO P. RIZZUTO         Chairman of the Board and President    March 27, 1995
....................................    (Principal Executive Officer) and
        (Leandro P. Rizzuto)            Director

      /s/ PATRICK P. YANNOTTA         Senior Vice President, Finance         March 27, 1995
....................................    (Principal Financial Officer and
       (Patrick P. Yannotta)            Principal Accounting Officer)

        /s/ MELVIN L. BRAUN           Director                               March 27, 1995
....................................
         (Melvin L. Braun)

         /s/ MAURICE LUCAS            Director and Executive Vice            March 27, 1995
....................................    President
          (Maurice Lucas)

        /s/ JOHN P. LOMENZO           Director                               March 27, 1995
....................................
         (John P. Lomenzo)

        /s/ WALTER MARGULIES          Director                               March 27, 1995
....................................
         (Walter Margulies)

          /s/ DAVID SOMMER            Director                               March 27, 1995
....................................
           (David Sommer)

           /s/ UZI ZUCKER             Director                               March 27, 1995
....................................
            (Uzi Zucker)

                                                                     SCHEDULE II

                      CONAIR CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

            COLUMN A                COLUMN B                  COLUMN C                     COLUMN D           COLUMN E
- --------------------------------  ------------   -----------------------------------   -----------------     ----------
                                                              ADDITIONS
                                                       (1)                (2)
                                                 -----------------------------------
                                                   CHARGED TO         CHARGED TO
                                    BALANCE      PROFIT AND LOSS         OTHER          DEDUCTIONS FROM      BALANCE AT
          DESCRIPTION             AT BEGINNING      OR INCOME      ACCOUNTS--DESCRIBE  RESERVES--DESCRIBE       END
- --------------------------------  ------------   ---------------   -----------------   -----------------     ----------
YEAR ENDED DECEMBER 31, 1994
Allowance for doubtful
accounts........................   $1,337,000      $   427,000          $--               $   306,000(A)     $1,458,000
                                  ------------   ---------------        -------        -----------------     ----------
                                  ------------   ---------------        -------        -----------------     ----------
Accrued sales returns...........   $5,951,000      $20,175,000          $--               $17,382,000        $8,744,000(B)
                                  ------------   ---------------        -------        -----------------     ----------
                                  ------------   ---------------        -------        -----------------     ----------
YEAR ENDED DECEMBER 31, 1993
Allowance for doubtful
accounts........................   $1,370,000      $   727,000          $--               $   760,000(A)     $1,337,000
                                  ------------   ---------------        -------        -----------------     ----------
                                  ------------   ---------------        -------        -----------------     ----------
Accrued sales returns...........   $5,559,000      $12,132,000          $--               $11,740,000        $5,951,000(B)
                                  ------------   ---------------        -------        -----------------     ----------
                                  ------------   ---------------        -------        -----------------     ----------
YEAR ENDED DECEMBER 31, 1992
Allowance for doubtful
accounts........................   $1,375,000      $   425,000          $--               $   430,000(A)     $1,370,000
                                  ------------   ---------------        -------        -----------------     ----------
                                  ------------   ---------------        -------        -----------------     ----------
Accrued sales returns...........   $6,167,000      $13,663,000          $--               $14,271,000        $5,559,000(B)
                                  ------------   ---------------        -------        -----------------     ----------
                                  ------------   ---------------        -------        -----------------     ----------

- ------------

 (A)  Accounts considered uncollectible and charged against reserve--net of recoveries.

 (B)  Deducted from accounts receivable.

                                   EXHIBIT INDEX

EXHIBIT
 NUMBER                                       DESCRIPTION
- --------   ----------------------------------------------------------------------------------
 1.1****  --Form of U.S. Underwriting Agreement
 1.2****   --Form of International Underwriting Agreement
 3.1****   --Amended and Restated Certificate of Incorporation of the Company
 3.2****   --By-Laws of the Company
 4.1****   --Form of Certificate for Class A Common Stock
 4.2***    --Amended and Restated Credit Agreement among the Company, Continental Conair
             Limited and the banking institutions named therein dated October 1, 1994
 4.3***    --First Amendment to the Amended and Restated Credit Agreement among the Company,
             Continental Conair Limited and the banking institutions named therein dated
             February 17, 1995
 5.1****   --Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
10.1*      --Conair Corporation Employees and Directors Stock Plan
10.2**     --Employment Agreement between Conair Corporation and Leandro P. Rizzuto dated
             June 20, 1985.
10.3*      --Contract of Sale between Leandro P. Rizzuto and the Company dated March 14,
             1994.
10.4*      --Lease between the Company and Leandro P. Rizzuto dated March 14, 1994
10.5***    --English translation of original French language Stock Purchase Agreement dated
             January 22, 1995 between the Company and Jean-Pierre Feldblum
10.6***    --English translation of original French language Stock Purchase Agreement dated
             January 22, 1995 between the Company and Financiere de l'Europe Occidentale
10.7***    --English translation of original French language amendment dated February 18,
             1995 to Stock Purchase Agreement dated January 22, 1995 between the Company and
             Financiere de l'Europe Occidentale
11.1****   --Statement regarding computation of per share earnings
21.1*      --Subsidiaries of the Company
23.1*      --Consent of Deloitte & Touche LLP
23.2       --Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in its opinion filed as Exhibit 5.1)
24.1       --Power of Attorney (included on the signature page of the Registration Statement)

- ------------

   * Filed herewith.

  ** Incorporated herein by reference to exhibits to Amendment No. 2 to the Registrant's S-1 Registration Statement dated June 13, 1985 (File No. 2-97868).

 *** Incorporated herein by reference to exhibits to the Company's Current
     Report on Form 8-K (File No. 1-8919).

**** To be filed by amendment.